                                                                    Exhibit 99.1

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     KPMG LLP
     One Mellon Center                                    Telephone 412 391 9710
     Pittsburgh, PA 15219                                 Fax 412 391 8963


                          Independent Auditors' Report

The Board of Directors
Weirton Steel Corporation:

We have audited the accompanying consolidated balance sheets of Weirton Steel Corporation and subsidiaries (the "Debtor-in-Possession" or the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying year ended December 31, 2001 consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit), and cash flows were audited by other auditors who have ceased operations. The auditors' report, dated January 24, 2002, on those consolidated financial statements was unqualified and included an explanatory paragraph that indicated there was substantial doubt about the Company's ability to continue as a going concern.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weirton Steel Corporation and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant recurring losses from operations, has an accumulated deficit, and as discussed in note 2 to the consolidated financial statements, filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws and entered into an agreement to sell substantially all of its assets, which raise substantial doubt about its ability to continue as a going concern. Although the Company is currently operating as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things: (1) the ability to receive waivers for current noncompliance with certain terms of various financing arrangements; (2) the ability to maintain future compliance with all terms of the debtor-in-possession and other financing agreements; (3) the ability of the Company to successfully achieve required cost savings to complete its restructuring; (4) the ability of the Company to achieve sustainable profitability; (5) the resolution of the uncertainty as to the amount of creditor claims


KPMG logo
that will be allowed; and (6) the ability of the Company to confirm a plan or reorganization under the Bankruptcy Code and obtain the required debt and equity financing to emerge from bankruptcy protection. Management's plans in regard to these matters are described in note 3. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in 2003.


                                                                 /s/ KPMG LLP

Pittsburgh, Pennsylvania
March 26, 2004

                   WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                     DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                 (Dollars in thousands, except per share data)

                                                                              YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------------------
                                                                    2003                2002               2001
                                                                -----------         -----------         -----------
NET SALES                                                       $ 1,057,834         $ 1,036,159         $   960,358

OPERATING COSTS:
    Cost of sales                                                 1,100,442           1,046,707           1,041,501
    Selling, general and administrative expenses                     19,337              26,621              34,515
    Depreciation                                                     59,124              65,185              65,194
    Pension and OPEB curtailment                                    572,150                --                  --
    Restructuring and severance charges                               4,595                --               141,326
                                                                -----------         -----------         -----------
        Total operating costs                                     1,755,648           1,138,513           1,282,536
                                                                -----------         -----------         -----------

 LOSS FROM OPERATIONS                                              (697,814)           (102,354)           (322,178)

    Reorganization items                                            (12,799)               --                  --
    Income (loss) from unconsolidated subsidiaries                      396               3,425             (18,673)
    Interest expense (excluding contractual interest
      expense of $2,588 in 2003)                                    (21,432)            (32,028)            (38,458)
    Write off of reimbursement contingency                           18,983                --                  --
    Gain (loss) on early extinguishment of debt                      13,554                 153                (958)
    Other income (loss),net                                            (929)              9,926                 719
                                                                -----------         -----------         -----------

LOSS BEFORE INCOME TAXES                                           (700,041)           (120,878)           (379,548)
    Income tax provision (benefit)                                     --                (3,475)            153,765
                                                                -----------         -----------         -----------

NET LOSS                                                           (700,041)           (117,403)           (533,313)

OTHER COMPREHENSIVE INCOME (LOSS):
    Change in additional minimum pension liability                  146,655            (146,655)               --
                                                                -----------         -----------         -----------

COMPREHENSIVE INCOME (LOSS)                                     $  (553,386)        $  (264,058)        $  (533,313)
                                                                ===========         ===========         ===========

PER SHARE DATA:
Weighted average number of common shares (in thousands):
    Basic                                                            42,078              41,940              41,491
    Diluted                                                          42,078              41,940              41,491

Basic loss per share:                                           $    (16.64)        $     (2.80)        $    (12.85)
Diluted loss per share:                                         $    (16.64)        $     (2.80)        $    (12.85)


        The accompanying notes are an integral part of these statements.

                   WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                     DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except share amounts)

                                                                                       December 31,
                                                                             -------------------------------
                                                                                2003                2002
                                                                             -----------         -----------
ASSETS:
Current assets:
      Cash and equivalents, including restricted cash of
        $214 and $197, respectively                                          $       230         $       219
      Receivables, less allowances of $7,546 and $6,487, respectively            119,460              97,347
      Inventories                                                                138,735             165,454
      Other current assets                                                        11,157               4,089
                                                                             -----------         -----------
          Total current assets                                                   269,582             267,109

Property, plant and equipment, net                                               319,137             376,758
Intangible pension asset                                                            --                40,388
Other assets and deferred charges                                                  8,892              11,860
                                                                             -----------         -----------
TOTAL ASSETS                                                                 $   597,611         $   696,115
                                                                             ===========         ===========

LIABILITIES:
Current liabilities:
      Debtor-in-possession facility                                          $   141,087         $      --
      Senior credit facility                                                        --               115,121
      Notes and bonds payable                                                     55,461              16,084
      Payables                                                                    26,465              80,689
      Accrued pension obligation                                                    --                78,200
      Postretirement benefits other than pensions                                   --                32,000
      Accrued employee costs and benefits                                         27,070              42,534
      Accrued taxes other than income                                             12,618              14,768
      Other current liabilities                                                    5,162               2,035
                                                                             -----------         -----------
          Total current liabilities                                              267,863             381,431
Notes and bonds payable                                                             --               278,922
Accrued pension obligation                                                          --               329,842
Postretirement benefits other than pensions                                         --               324,278
Other long term liabilities                                                        4,238              46,529

Liabilities subject to compromise                                              1,592,165                --
                                                                             -----------         -----------
      TOTAL LIABILITIES                                                        1,864,266           1,361,002

REDEEMABLE STOCK:
Preferred stock, Series A, $0.10 par value; 1,508,069
      and 1,516,405 shares authorized and issued;
      1,430,119 and 1,462,260 subject to put                                      19,837              20,305
Less:  Preferred treasury stock, Series A, at cost,
      55,728 and 54,151 shares                                                      (805)               (782)
Preferred stock, Series C, $0.10 par value; 1,934,874
       shares authorized and issued                                                 --                48,372
                                                                             -----------         -----------
      TOTAL REDEEMABLE STOCK                                                      19,032              67,895

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, Series A, $0.10 par value,
      77,950 and 54,145 shares not subject to put                                  1,130                 784
Common stock, $0.01 par value; 50,000,000 shares
      authorized; 44,056,828 and 43,848,529 shares issued                            441                 438
Additional paid-in capital                                                       458,199             457,973
Common stock issuable, 278,637 and 292,171 shares                                     86                 135
Less: Common treasury stock, at cost, 1,977,508 and 1,971,113 shares             (11,476)            (11,431)
Accumulated deficit                                                           (1,734,067)         (1,034,026)
Accumulated other comprehensive loss                                                --              (146,655)
                                                                             -----------         -----------
      TOTAL STOCKHOLDERS' DEFICIT                                             (1,285,687)           (732,782)
                                                                             -----------         -----------
TOTAL LIABILITIES, REDEEMABLE STOCK
AND STOCKHOLDERS' DEFICIT                                                    $   597,611         $   696,115
                                                                             ===========         ===========

        The accompanying notes are an integral part of these statements.

                        WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                          DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                     Year Ended December 31,
                                                                          ---------------------------------------------
                                                                            2003              2002              2001
                                                                          ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    NET LOSS                                                              $(700,041)        $(117,403)        $(533,313)
    ADJUSTMENTS TO RECONCILE NET LOSS
    TO NET CASH USED BY OPERATING ACTIVITIES:
    Depreciation                                                             59,124            65,185            65,194
    (Income) loss from unconsolidated subsidiaries                             (396)           (3,425)           18,673
    Amortization of deferred financing costs                                  4,406             3,296             2,360
    Non-cash restructuring charges                                            4,400              --             141,326
    Reorganization charges                                                   12,799              --                --
    Pension and OPEB curtailment                                            572,150              --                --
    Write-off of reimbursement contingency                                  (18,983)             --                --
    (Gain) loss on early extinguishment of debt                             (13,554)             (153)              958
    Deferred income taxes                                                      --                --             153,765
    Cash provided (used) by working capital items:
       Receivables                                                          (22,113)            5,699           (28,059)
       Inventories                                                           26,719           (28,604)           65,527
       Other current assets                                                  (4,224)            1,891             5,265
       Payables                                                              25,095             9,492            (5,618)
       Accrued employee costs and benefits                                    1,860            (5,495)            2,494
       Other current liabilities                                                939            14,075             8,916
    Accrued pension obligation                                               28,634            35,406            10,262
    Other postretirement benefits                                            (6,764)           (8,097)          (12,424)
    Other                                                                    (2,684)              479            (5,069)
                                                                          ---------         ---------         ---------

NET CASH USED BY OPERATING ACTIVITIES BEFORE
     REORGANIZATION ITEMS:                                                  (32,633)          (27,654)         (109,743)
    Payments related to reorganization items                                 (9,506)             --                --
                                                                          ---------         ---------         ---------
NET CASH USED BY OPERATING ACTIVITIES                                       (42,139)          (27,654)         (109,743)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital spending                                                         (4,716)          (10,257)          (10,410)
    Loans and advances to unconsolidated subsidiaries                          --                --                (793)
    Distribution from unconsolidated subsidiary                                 836               955              --
                                                                          ---------         ---------         ---------

NET CASH USED BY INVESTING ACTIVITIES                                        (3,880)           (9,302)          (11,203)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (repayments) borrowings on senior credit facility                  (115,121)           27,340            87,781
    Net borrowings on debtor-in-possession revolving loan facility          141,087              --                --
    Proceeds from vendor financing                                             --              16,319            11,531
    Proceeds from issuance of debt                                             --               3,000            65,000
    Repayment of debt obligations                                            (2,236)             (248)          (65,000)
    Proceeds from issuance of debtor-in-possession term loan                 25,000
    Common shares issuable                                                     --                --                (208)
    Deferred financing costs                                                 (2,700)          (10,606)           (8,815)
                                                                          ---------         ---------         ---------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                    46,030            35,805            90,289
                                                                          ---------         ---------         ---------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                  11            (1,151)          (30,657)

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                     219             1,370            32,027
                                                                          ---------         ---------         ---------

CASH AND EQUIVALENTS AT END OF PERIOD                                     $     230         $     219         $   1,370
                                                                          =========         =========         =========


SUPPLEMENTAL CASH FLOW INFORMATION
    Interest paid, net of capitalized interest                            $  20,197         $  19,966         $  31,453
    Income taxes paid (refunded), net                                            55            (3,445)           (6,814)



NONCASH FINANCING ACTIVITIES:

In 2002, the Company issued $118.2 million in face amount of new Senior Secured Notes and 1.9 million shares of Series C Redeemable Preferred Stock with a mandatory redemption of $48.4 million in 2013 in exchange for $215.0 million in Senior Notes. The City of Weirton issued $27.3 million in principal amount of new Series 2002 Secured Pollution Control Revenue Refunding Bonds in exchange for $45.6 million of Series 1989 Bonds, which the Company is obligated to pay under the terms of a related loan agreement.

        The accompanying notes are an integral part of these statements.

                   WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                     DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  (Dollars in thousands, except per share data)

                                                    Preferred Series A
                                                    Not Subject to Put             Common Stock
                                              ------------------------------------------------------    Additional
                                                 Shares         Amount        Shares         Amount   Paid-in Capital
                                              --------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      AT DECEMBER 31, 2000                       18,782           273       43,788,832          438       460,521
Net loss                                           --            --               --           --            --
Conversion of preferred stock                       (63)           (1)          23,931         --             349
Exercise of preferred stock put options            --            --               --           --             126
Purchase of treasury stock                         --            --               --           --               2
Reclassification of preferred Series A
      not subject to put                         18,907           274             --           --            --
Employee stock purchase plan:
      Shares issued                                --            --               --           --            (329)
      Shares issuable                              --            --               --           --            --
Board of Directors compensation plans:
      Shares issued                                --            --               --           --            (798)
                                               -------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2001             37,626           546       43,812,763          438       459,871
Net loss                                           --            --               --           --            --
Conversion of preferred stock                      --            --             35,766         --             518
Exercise of preferred stock put options            --            --               --           --              66
Reclassification of preferred Series A
      not subject to put                         16,519           238             --           --            --
Employee stock purchase plan:
      Shares issued                                --            --               --           --          (2,482)
      Shares issuable                              --            --               --           --            --
Additional minimum pension liability               --            --               --           --            --
                                               -------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2002             54,145      $    784       43,848,529     $    438     $ 457,973
                                               =========================================================================
Net loss                                           --            --               --           --            --
Conversion of preferred stock                      --            --              8,336            1           120
Exercise of preferred stock put options            --            --               --           --              22
Reclassification of preferred Series A
      not subject to put                         23,805           346             --           --            --
Employee stock purchase plan:
      Shares issued                                --            --            199,963            2            84
      Shares issuable                              --            --               --           --            --
Additional minimum pension liability               --            --               --           --            --
                                               -------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2003             77,950      $  1,130       44,056,828     $    441     $ 458,199
                                               =========================================================================




                                                        Common                        Common
                                                    Shares Issuable               Treasury Stock
                                              --------------------------------------------------------       Accumulated
                                                 Shares         Amount         Shares          Amount          Deficit
                                              -----------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      AT DECEMBER 31, 2000                       279,792           279        2,498,198         (15,301)        (383,310)
Net loss                                            --            --               --              --           (533,313)
Conversion of preferred stock                       --            --               --              --               --
Exercise of preferred stock put options             --            --               --              --               --
Purchase of treasury stock                          --            --                125            --               --
Reclassification of preferred Series A
      not subject to put                            --            --               --              --               --
Employee stock purchase plan:
      Shares issued                              (59,978)          (61)         (59,978)            390             --
      Shares issuable                            339,976            71             --              --               --
Board of Directors compensation plans:
      Shares issued                             (127,606)         (126)        (127,606)            925             --
                                              -----------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2001             432,184           163        2,310,739         (13,986)        (916,623)
Net loss                                            --            --               --              --           (117,403)
Conversion of preferred stock                       --            --               --              --               --
Exercise of preferred stock put options             --            --               --              --               --
Reclassification of preferred Series A
      not subject to put                            --            --               --              --               --
Employee stock purchase plan:
      Shares issued                             (339,976)          (71)        (339,626)          2,555             --
      Shares issuable                            199,963            43             --              --               --
Additional minimum pension liability                --            --               --              --               --
                                              -----------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2002             292,171      $    135        1,971,113      $  (11,431)     $(1,034,026)
                                              =============================================================================
Net loss                                            --            --               --              --           (700,041)
Conversion of preferred stock                       --            --               --              --               --
Exercise of preferred stock put options             --            --               --              --               --
Reclassification of preferred Series A
      not subject to put                            --            --               --              --               --
Employee stock purchase plan:
      Shares issued                             (213,527)          (57)           6,395             (45)            --
      Shares issuable                            199,993             8             --              --               --
Additional minimum pension liability                --            --               --              --               --
                                              -----------------------------------------------------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2003             278,637      $     86        1,977,508      $  (11,476)     $(1,734,067)
                                              =============================================================================




                                                Accumulated
                                                   Other        Stockholders'
                                                Comprehensive      Equity
                                                    Loss          (Deficit)
                                              -----------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      AT DECEMBER 31, 2000                             --             62,900
Net loss                                               --
Conversion of preferred stock                          --                348
Exercise of preferred stock put options                --                126
Purchase of treasury stock                             --                  2
Reclassification of preferred Series A
      not subject to put                               --                274
Employee stock purchase plan:
      Shares issued                                    --               --
      Shares issuable                                  --                 71
Board of Directors compensation plans:
      Shares issued                                    --                  1
                                              ------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2001                   --           (469,591)
Net loss                                               --           (117,403)
Conversion of preferred stock                          --                518
Exercise of preferred stock put options                --                 66
Reclassification of preferred Series A
      not subject to put                               --                238
Employee stock purchase plan:
      Shares issued                                    --                  2
      Shares issuable                                  --                 43
Additional minimum pension liability               (146,655)        (146,655)
                                              ------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2002             $ (146,655)     $  (732,782)
                                              ==============================
Net loss                                               --           (700,041)
Conversion of preferred stock                          --                121
Exercise of preferred stock put options                --                 22
Reclassification of preferred Series A
      not subject to put                               --                346
Employee stock purchase plan:
      Shares issued                                    --                (16)
      Shares issuable                                  --                  8
Additional minimum pension liability                146,655          146,655
                                              ------------------------------
CONSOLIDATED STOCKHOLDERS' EQUITY
      (DEFICIT) AT DECEMBER 31, 2003             $     --        $(1,285,687)
                                              ==============================





      The accompanying notes are an integral part of these statements.

                   WEIRTON STEEL CORPORATION AND SUBSIDIARIES
                     DEBTOR-IN-POSSESSION AS OF MAY 19, 2003
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

               IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS,
                   OR IN MILLIONS OF DOLLARS WHERE INDICATED

NOTE 1

     BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

         The financial statements herein include the accounts of Weirton Steel Corporation and its consolidated subsidiaries. Entities of which the Company owns a majority interest and controls are consolidated; entities of which the Company owns a less than majority interest and does not control are not consolidated and are reflected in the consolidated financial statements using the equity method of accounting. All intercompany accounts and transactions with consolidated subsidiaries have been eliminated in consolidation. Weirton Steel Corporation and/or Weirton Steel Corporation together with its consolidated subsidiaries are hereafter referred to as the "Company," "we," "us" and "our."

         The Company operates a single segment, the making and finishing of carbon steel products, including tin mill and sheet products.

         Certain reclassifications have been made to prior year amounts to conform with current year presentation.


     Cash

         The liability representing outstanding checks drawn against a zero-balance general disbursement bank account is included in accounts payable for financial statement presentation. Such amounts were $5.2 million and $5.4 million as of December 31, 2003 and 2002, respectively.

          Under its debtor-in-possession financing facility (the "DIP Facility") and its prior senior credit facility, the Company is required to utilize all available cash on a daily basis to pay down amounts outstanding under the facility. Cash needs are funded by borrowing from amounts available under the facility. Amounts received from customers and held in blocked accounts pending transfer to pay down amounts outstanding under the facility are shown as a reduction to the facility. See Note 6.

     Inventories

         Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out method. Inventory costs include materials, labor and manufacturing overhead.

     Property, Plant and Equipment

         Property, plant and equipment is valued at cost. Major additions are capitalized, while the cost of maintenance and repairs, which do not improve or extend the lives of the respective assets, is charged to expense in the year incurred. Interest costs applicable to facilities under construction are capitalized. Gains or losses on property dispositions are credited or charged to income.

         Production variable depreciation is applied by establishing production capacity at the steel-making facility and the finishing facility. Actual forecasted production is then used to establish a percent of peak capacity or base capacity. The percent of peak capacity or base capacity is then applied as an adjustment factor to the unadjusted actual steel-making and finishing depreciation to arrive at the adjusted actual steel-making and finishing depreciation. All other depreciable assets are depreciated on a straight-line basis.

         The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's financial statements. In accordance with Statement 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The estimated fair value would consider future discounted cash flows. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

         Based on the Company's filing under Chapter 11 of Title 11 of the United States Code in the Bankruptcy Court, impairment indicators were present at December 31, 2003 for all of the Company's long-lived assets. As such, the Company compared the estimated undiscounted future cash flows to the carrying value of the attributable long-lived assets. As the Company's average long-lived assets are already more than two-thirds depreciated, the levels of cash flows necessary for recoverability were greatly reduced. The Company's recoverability estimates are based on higher selling prices as reflected in current market conditions and the Company's assumption that labor costs will decline due to a labor agreement comparable to the International Steel Group Inc. ("ISG") model which includes lower legacy costs.

         Based on the impairment model utilized by the Company, in accordance with SFAS No. 144, the estimated undiscounted future cash flows exceed the carrying value of the attributable long-lived assets, and therefore, no impairment charge was recorded in 2003. Should future actual results or assumptions change, the Company may be required to record an impairment charge in a future period. Additionally, the impairment analysis does not contemplate the Asset Purchase Agreement ("APA") with ISG or related fair value of long-lived assets which may be derived therefrom.

     Debtor-in-Possession ("DIP") Facility and Senior Credit Facility

         As discussed under the "Cash" sub-heading above, the Company's current DIP facility and its prior senior credit facility provided that the Company utilize all available cash from collections and proceeds of asset sales to pay-down amounts outstanding under the facility. Due to this requirement, the balances outstanding under the DIP facility and its prior senior credit facility are accounted for as a current liability.

     Research and Development

         The Company incurs research and development costs to improve existing products, develop new products and develop more efficient operating techniques. The costs are charged to expense as incurred and totaled $0.5 million, $0.9 million and $1.0 million in 2003, 2002 and 2001, respectively.

     Revenue Recognition

         Revenues are recognized generally when products are shipped or services are provided to customers, the customer takes ownership and assumes risk of loss, the sales price is fixed and determinable, and collectability is reasonably probable. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of sales.

     Stock Based Compensation

         The Company accounts for its stock plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation costs, if applicable, have been determined.

         At December 31, 2003, the Company has two stock-based employee compensation plans, which are described more fully in Note 12. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees." No stock-based employee compensation cost is reflected in the

Company's net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the Company's net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.


                                                                    2003              2002              2001
                                                                    ----              ----              ----
       Net loss:
           As reported                                          $  (700,041)      $  (117,403)      $  (533,313)
           Fair value of stock based employee compensation             (930)             (947)           (1,043)
                                                                -----------       -----------       -----------
           Pro forma                                            $  (700,971)      $  (118,350)      $  (534,356)
                                                                ===========       ===========       ===========
       Basic loss per share:
           As reported                                          $    (16.64)      $     (2.80)      $    (12.85)
           Pro forma                                                 (16.66)            (2.82)           (12.88)
       Diluted loss per share:
           As reported                                          $    (16.64)      $     (2.80)      $    (12.85)
           Pro forma                                                 (16.66)            (2.82)           (12.88)


         The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2001. No options were granted under the 1987 Stock Option Plan in 2003 or 2002; no options were granted under the 1998 Stock Option Plan in 2003 or 2002.



                                                                     2001             2000
                                                                     ----             ----
       1987 Stock Option Plan:
           Fair value of options granted                                    -        $  1.76
           Average risk free interest rate                                  -           5.93%
           Expected dividend yield                                          -              0%
           Expected life of options                                         -        7 years
           Expected volatility rate                                         -            0.62
       1998 Stock Option Plan:
           Weighted average fair value of options granted            $  0.70         $   2.06
           Average risk free interest rate                              4.94%            6.65%
           Expected dividend yield                                         0%               0%
           Expected life of options                                   5 years         5 years
           Expected volatility rate                                      0.71            0.66

     Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates

         The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, valuation allowances for receivables and inventories, environmental liabilities, and assets and obligations related to employee benefits. Actual results could differ.

     Recently Adopted Accounting Policies

         In December 2003, Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 132 (revised), "Employers Disclosure about Pensions and Other Postretirement Benefits." The Statement prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The Company's disclosures in Note 7 and Note 8 incorporate the requirements of Statement 132 (revised).


         In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement requires the Company to classify a financial instrument within its scope as a liability (or an asset in some circumstances). These include certain financial instruments that a) are mandatorily redeemable, b) embody an obligation to repurchase the Company's equity shares or c) embody an obligation that the Company must or may settle by issuing a variable number of its equity shares. The provisions of SFAS No. 150 were effective as of the first interim period beginning after June 15, 2003. For further discussion refer to the "Preferred Stock" discussion in Note 11. In accordance with the provisions of SFAS No. 150, both the Preferred Series C and Preferred Series D stocks were reclassified to liabilities upon adoption of SFAS No. 150 and then reclassified to liabilities subject to compromise in accordance with the requirements of Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", discussed below.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN 46"). FIN 46 requires the primary beneficiary to consolidate certain variable interest entities ("VIEs"). The primary beneficiary is generally defined as one having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after December 15, 2003. The adoption of FIN 46 is not applicable to the financial position or results of operations of the Company.

         In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure; Amendment of FASB Statement No. 123." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123 to provide more frequent and more prominent disclosure. The Company has adopted both the annual and interim disclosure provisions of SFAS 148, and these disclosures are properly included in the notes to these consolidated financial statements. The Company is not changing to the fair value based method of accounting for stock-based employee compensation. Therefore, the transition provisions are not applicable.

         In April 2002, FASB issued SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical correction". Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145 eliminates SFAS No. 4 and, thus, the exception to applying Opinion 30 to all gains and losses related to extinguishment of debt. As a result gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in

Opinion 30. Applying the provision of Opinion 30 will distinguish transactions that are part of an equity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. As a result, the amounts previously reported as extraordinary gain (loss) on extinguishment of debt have been reclassified in the accompanying statement of operations for all periods presented.

         In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures and clarifies the accounting related to a guarantor's obligation in issuing a guarantee. The adoption of FIN 45 did not have a material effect on the financial position or results of operations of the Company.

         In November 1990, the American Institute of Certified Public Accountants ("AICPA") issued SOP 90-7. The SOP was prepared to provide guidance on financial reporting by entities that have filed petitions with the Bankruptcy Court and expect to reorganize as a going concerns under Chapter 11 of Title 11 of the United States Code. The Company entered bankruptcy on May 19, 2003, and adopted SOP 90-7 for all reporting subsequent to that date. SOP 90-7 requires that the financial statements for periods following the Chapter 11 filing through the Effective Date of a plan of reorganization distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately as Reorganization items, net in the Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2003 distinguishes pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.

NOTE 2

     BANKRUPTCY PROCEEDINGS

         On May 19, 2003, Weirton Steel Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of West Virginia (the "Court"). Weirton continues to manage its business as a debtor-in-possession. As a debtor-in-possession, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Court approval. In connection with the filing of the Chapter 11 petition, Weirton has obtained Court orders that authorize it to pay certain pre-petition liabilities (such as employee wages and benefits, certain taxes and certain interest on senior secured indebtedness) and to take certain actions intended to preserve the going concern value of the business and enhance the prospects of reorganization. In addition, after December 31, 2003, Weirton obtained court orders that authorized us to pay certain pre-petition liabilities for critical raw materials.

         On October 7, 2003, Weirton filed a plan of reorganization to emerge from bankruptcy as a stand-alone company and on November 13, 2003, the Company filed a modified plan of reorganization. The plan, which called for the Company to emerge from bankruptcy, was subject to numerous conditions and uncertainties, including, among other things, approval of its terms by the Court and creditors, achieving new labor contracts with the Company's unions, and obtaining requisite financing.

         On February 25, 2004, the Company entered into that certain Amended and Restated APA with ISG Weirton Inc. and its parent corporation, Cleveland-based International Steel Group ("Group" and together with ISG Weirton, "ISG"), pursuant to which the Company agreed to sell substantially all of its assets to ISG for approximately $255.0 million, subject to purchase price adjustments in the APA, consisting of cash and the assumption of certain liabilities. The transaction is subject to Bankruptcy Court approval and other conditions, including consideration of higher or otherwise better offers. If approved and if all conditions precedent are met or if not met, waived, the sale is expected to be completed in the second quarter of 2004. The transaction is the latest in a steel industry that has been rapidly consolidating since 2001. ISG has been a major player in consolidation, acquiring companies and lowering its costs through labor agreements that have scaled back health care and pension costs, and made significant reductions in the ranks of represented workers and management. On February 26, 2004 the Company's attorneys filed documents related to the APA and requested a series of hearings to move the process toward a final sale. Relevant dates, subject to change, include: March 8 for the approval of auction procedures; April 6 as the deadline for competing bids to be received; April 12 for an auction; and April 14 for the Bankruptcy Court to approve the sale of the entity who submits the highest or otherwise best bid at the auction. The APA contains a provision that entitles ISG, in the event that it is not the successful bidder and subject to certain other conditions, to be paid the following "Termination Payments" (i) reimbursement of its expenses incurred in connection with the transaction up to a maximum of $0.5 million, and (ii) a break-up fee in the amount of $4.74 million. To cover the Termination Payments and provide additional consideration of $1.0 million to the Company, any competing bid must be at least $6.24 million above the ISG offer to purchase the assets that are the subject of the APA.

         On February 26, 2004, the Company's wholly owned subsidiary, FW Holdings, Inc., which holds a capital lease for the steam and power generation facilities used in the Company's operations, filed a voluntary petition with the Court under Chapter 11. Also on February 26, 2004, another wholly owned subsidiary of the Company, Weirton Venture Holdings Corporation, which holds a 50% interest in WeBco International, LLC, filed a voluntary petition under chapter 11 of the Bankruptcy Code. Both of these cases are being jointly administered with the bankruptcy case of the Company, and both of these subsidiaries also are selling all or substantially all of their assets to ISG Weirton pursuant to the APA.

         These financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and payment of liabilities in the ordinary course of business. As a result of the Chapter 11 filing, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be settled for amounts recorded.

         These financial statements have been prepared in accordance with the AICPA's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires that the financial statements for periods following the Chapter 11 filing through the Effective Date of the plan of reorganization distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business are reported separately as Reorganization items, net in the Consolidated Statements of Operations. The Consolidated Balance Sheet as of December 31, 2003 distinguishes pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The assets subject to the APA with ISG, discussed above, were not classified as "held for sale" at December 31, 2003, as there has been no Bankruptcy Court approval. If the APA is consummated, we will recognize a significant loss on the sale of these assets at the closing of the contemplated transaction.

         Under the Bankruptcy Code and related rules, the Company is required to file certain information and reports with the Court. During the eight months ended December 31, 2003, the Company filed with the Court its required Monthly Operating Reports in the form prescribed by the United States Trustee for the Northern District of West Virginia. Monthly Operating Reports are unaudited and prepared in a format prescribed by applicable bankruptcy rules. Those rules are not necessarily in accordance with Generally Accepted Accounting Principles or with requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by Weirton at the filing date are stayed, and other pre-petition contractual obligations may not be enforced against Weirton. In addition, Weirton has the right, subject to Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these rejections may file claims with the Court. The amounts of claims filed by creditors could be significantly different from their recorded amounts. Due to material uncertainties, it is not possible to predict the length of time Weirton will operate under Chapter 11 protection, the outcome of the proceedings or the amount or nature of any recovery by claimants.

         Except for fully secured debt, a vendor-financing obligation under a capital lease, real and personal property taxes, accrued wages and related payroll taxes and withholdings, all recorded pre-petition liabilities of the Company have been classified as liabilities subject to compromise. The Court authorized payments of certain pre-petition wages, employee benefits and other obligations. Net changes in pension, other postretirement benefits and certain other accrued liabilities since May 19, 2003, are included in liabilities subject to compromise. The Preferred Series C and Preferred Series D stock are also considered liabilities subject to compromise. See Note 11 for further discussion. As of December 31, 2003, payments of approximately $4.9 million have been made on liabilities subject to compromise. Liabilities subject to compromise at December 31, 2003 were as follows:

                                                       DECEMBER 31,
                                                           2003
                                                       (IN MILLIONS)
        Other postemployment benefits                   $   343.5
        Pension                                             825.1
        Under Secured or Unsecured debt                     248.9
        Accounts payable                                     78.3
        Accrued employment costs                             16.2
        Other accrued liabilities                            30.0
        Accrued interest                                      1.8
        Preferred Series C and D stock                       48.4
                                                        ---------
        Total                                           $ 1,592.2
                                                        =========


         Net costs resulting from reorganization of the business have been reported separately in the audited consolidated condensed statement of operations as reorganization items. For the year, the following have been incurred:

                                                                (IN MILLIONS)

        Reorganization fees (substantially professional fees)      $ 12.8

NOTE 3

     ORGANIZATION AND BACKGROUND

     Background

         The Company and its predecessor companies have been in the business of making and finishing steel products for over 90 years. From November 1929 to January 1984, the Company's business was operated as either a subsidiary or a division of National Steel Corporation ("National"). Incorporated in Delaware in November 1982, the Company acquired the principal assets of National's former Weirton Steel Division in January 1984.

         The Company's authorized capital consists of 50.0 million shares of Common Stock, par value $0.01 per share, and 7.5 million shares of Preferred Stock, par value $0.10 per share, issuable in series, as designated by the Company's Board of Directors. The Company has 3.5 million shares of Preferred Stock that is authorized, unissued and undesignated.

         Prior to 1989, the Company was owned entirely by its employees through an Employee Stock Ownership Plan (the "1984 ESOP"). In June 1989, the Company's Common Stock commenced trading publicly on the New York Stock Exchange following an underwritten secondary offering from the 1984 ESOP. In connection with that offering, the Company established a second Employee Stock Ownership Plan (the "1989 ESOP") and funded it with 1.8 million shares of Convertible Voting Preferred Stock, Series A (the "Series A Preferred").

     Industry Conditions and Management's Plans

         On March 5, 2002, after a trade investigation by the U.S. International Trade Commission ("ITC") under Section 201 of the Trade Practices Act of 1974 regarding the illegal dumping of steel by foreign competitors, President Bush imposed tariffs on flat-rolled products over a three-year period at 30% in year one, 24% in year two and 18% in year three, in addition to tariff relief with respect to other products. The ITC conducted a mid-term review of the tariff program and in December 2003 and the President terminated the program.

         In September 2002, the U.S. Court of International Trade ruled against several Japanese steel companies attempting to overturn the Administration's tariff on tin mill products ("TMP"). In another ruling, the same court vacated an August 2000 ITC affirmative ruling against dumped imports of Japanese TMP. The commission had ruled to affix duties of 95% for five years on certain Japanese tin producers. The Company and the ITC have appealed the decision. In February 2004, the ITC upheld its 2000 decision that Japan sold TMP in domestic markets at prices that violated federal trade law and injured the domestic steel industry. The ruling will ensure that a 95% tariff on Japanese TMP, imposed in 2000, will continue at least through 2005.

         Hot Rolled selling prices for steel have more than doubled since last year. The increase in selling prices is related to various factors including, lack of domestic supply and raw material surcharges caused by substantial increases in the cost of coke, iron ore, natural gas, and scrap steel, which are the major raw materials needed to produce raw steel.

         In January 2004, citing the global shortage of ironmaking coke, the Company started to temporarily curtail certain operations with temporary layoffs. Operating reductions will include certain finishing and rolling processes and idling the smaller of its two blast furnaces. The shortage of coke has impacted several other domestic steel producers, including several that already have reduced their operations. U.S. Steel, which is Weirton Steel's primary coke supplier, declared force majeure as a result of a fire at a West Virginia coal mine. The mine provided metallurgical coal to U.S. Steel's coke making plant in Clairton, PA. This mine has not yet fully resumed operations causing U.S. Steel to reduce shipments of coke to all of this coke facility's customers, including Weirton Steel. Reduced coke production from U.S. Steel has aggravated an already worldwide shortage of coke. Coke is manufactured when metallurgical coal is baked in the absence of air. This material is one of several components used in blast furnaces to help produce molten iron, which is mixed with other ingredients to produce raw steel. Weirton Steel annually uses approximately 1.2 million tons of coke in its two blast furnace ironmaking operations. Adding to the coke shortage is China's increasing demand for the material to supply its steelmaking operations.

         In light of the conditions discussed above, operating difficulties ensuing at year-end and inability to reach satisfactory labor agreements with its principal union, the Company determined it could not carry forward with its proposed reorganization plan. As a result, the Company pursued the alternative of an asset sale, and on February 25, 2004 announced that it had agreed to sell substantially all its assets to ISG for a total consideration of approximately $255.0 million (subject to purchase price adjustments in the APA) in cash and assumption of certain liabilities. The sale to ISG is subject to the bankruptcy process, including auction proceedings if other bidders emerge. If the Company is unable to either complete the sale of the Company's assets or continue with the plan of reorganization, it may be forced into Chapter 7 liquidation

     Employees

         Substantially all of the Company's employees participate in the 1984 ESOP and the 1989 ESOP which owned approximately 17% of the issued and outstanding common shares and substantially all the shares of the Company's Series A preferred stock as of December 31, 2003. The shares of common stock and Series A preferred stock held by the 1984 ESOP and the 1989 ESOP collectively represented 38% of the voting power of the Company's voting stock as of December 31, 2003.

         In June 2001, the Company and four bargaining units, covering all represented employees, ratified labor agreements which extended through September 1, 2002. The Company and the bargaining units reopened and modified the agreements to allow for the necessary workforce reductions to implement the Company's planned employment cost savings program. These agreements extend through at least March 31, 2004. Approximately 85% of the Company's workforce is covered under these collective bargaining agreements. The termination provisions of labor agreements covering three bargaining units represented by the Independent Steelworkers Union ("ISU") state that the agreements shall terminate at the expiration of sixty (60) days after either party shall give written notice of termination to the other party, but in any event shall not terminate earlier than March 31, 2004. To date, neither party has exercised the right to give written notice of termination and the agreements will remain in effect, subject to the sixty (60) days written notice of termination provisions. A similar termination provisions is found in the labor agreement covering the plant protection bargaining unit represented by the Independent Guard Union ("IGU"). However, this agreement further provides that it shall not terminate in any event earlier than 60 days after the date of ratification of the written agreement. To date, neither party has exercised the right to give written notice of termination and there is no successor ISU agreement.

         On March 3, 2004, in connection with the proposed sale of substantially all of the company assets to ISG, the ISU announced that they have reached a tentative labor agreement with ISG.

         In February 2004, affected hourly employees represented by the ISU and the IGU ratified identical amendments to existing labor agreement provisions requiring the payment of all accrued vacation pay on the third Thursday in February, 2004. Subject to an exception for single day vacations, the amendments now provide for vacation payments to be made in weekly increments at the time the employee goes on scheduled vacation. Payments for unused vacation weeks will be made on December 9, 2004.

     Other

         On September 6, 2001, the Company was de-listed from the NYSE for failure to maintain adequate market capitalization. Since then, the Company's common stock has traded on the OTC Bulletin Board under the symbol WRTL.

NOTE 4

     INVENTORIES

         Inventories consisted of the following:

                                          DECEMBER 31,
                                      2003            2002
                                    --------        --------
             Raw materials          $ 35,850        $ 44,117
             Work-in-process          34,175          46,906
             Finished goods           68,710          74,431
                                    --------        --------
                                    $138,735        $165,454
                                    ========        ========


NOTE 5

     PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consisted of the following:

                                                               DECEMBER 31,
                                                         2003                 2002
                                                      -----------         -----------
             Land                                     $     1,505         $     1,508
             Buildings                                     51,945              51,852
             Machinery, equipment and other               915,328             931,000
             Construction-in-progress                      11,935              17,805
                                                      -----------         -----------
                                                          980,713           1,002,165
             Less: Allowances for depreciation           (661,576)           (625,407)
                                                      -----------         -----------
                                                      $   319,137         $   376,758
                                                      ===========         ===========


         There was no capitalized interest applicable to facilities under construction for the years ended December 31, 2003 and 2002.

         Included within construction-in-progress is $11.2 million for idle equipment related to a new polymer coating process for both the years ended December 31, 2003 and 2002. The Polymer assets are included as part of the APA with ISG. Under an emergence plan, the Company would actively seek various alternatives in order to start its polymer project, including a strategic partnership or additional financing. The Company estimates that an additional investment of approximately $46.0 million is needed before the polymer project can be started. The polymer coating equipment will start being depreciated when it is placed into production or will be written-off if abandoned or no additional funding can be secured to adequately finance the project.

NOTE 6

         LIQUIDITY AND FINANCING ARRANGEMENTS

                                                                      DECEMBER  31,     DECEMBER 31,
                                                                           2003            2002
                                                                       -----------      -----------
       Secured Debt:
         Obligation under revolving DIP Facility..................     $   141,087      $        --
                                                                       ===========      ===========
         Obligation under Senior Credit Facility..................     $        --      $   115,121
                                                                       ===========      ===========
         Obligation under term DIP Facility.......................     $    25,000      $        --
         Vendor financing obligations (capital lease).............          27,693           29,024
         6 1/4% Term Loan due 8/14/14.............................           2,768            2,923
                                                                       -----------      -----------
            Total.................................................          55,461           31,947
                                                                       -----------      -----------
       Under Secured or Unsecured Debt:
         10% Senior Secured Notes due 4/1/08......................         165,839          177,662
         9% Secured Series 2002 Pollution Control Bonds due
            4/1/12................................................          42,772           45,162
         Vendor financing obligations.............................             543              566
         11 3/8% Senior Notes due 7/1/04..........................          12,658           12,658
         10 3/4% Senior Notes due 6/1/05..........................          16,336           16,336
         8 5/8% Pollution Control Bonds due 11/1/14...............          10,720           10,720
            Less: Unamortized debt discount.......................              --              (45)
                                                                       -----------      -----------
       Total under or unsecured debt..............................         248,868          263,059
                                                                       -----------      -----------
       Total......................................................         304,329          295,006
       Less: Current portion......................................         (55,461)         (16,084)(1)
       Less: debt subject to compromise...........................       (248,868) (1)           --
                                                                       -----------      -----------
            Long-term debt........................................     $        --      $   278,922
                                                                       ===========      ===========

----------

(1) Included in the current portion of long-term debt at December 31, 2002, was approximately $13.6 million in contingent interest payments. At December 31, 2003 contingent interest of $13.6 million is recorded as debt subject to compromise. The contingent payments were based on excess cash flow as defined in the indentures governing the debt securities issued in connection with the 2002 exchange offers. A gain on early extinguishment of debt of $13.6 million was recorded in 2003 for contingent interest payments that were not required to be made. Pending any changes in the terms of the underlying debt, gains will be recognized in the future for any future contingent interest payments that are not required to be made. The gain from contingent interest is a reduction in the related debt that is recorded in Liabilities Subject to Compromise at December 31, 2003.

  DIP Facility and  Senior Credit Facility

         At December 31, 2003, the Company had outstanding $141.1 million under the DIP Facility, which is presented net of $2.8 million of all available cash from lockboxes. Additionally, the Company utilized $0.5 million under its debtor-in-possession letter of credit sub-facility at December 31, 2003. At December 31, 2002, the Company had outstanding $115.1 million under its 2002 amended and restated revolving senior financing credit facility with a syndicate of lenders (the "Senior Credit Facility"), which is presented net of $5.8 million of all available cash from lockboxes. At December 31, 2002, the Company also utilized an additional $0.5 million under its letter of credit sub-facility. After consideration of amounts outstanding under its letter of credit sub-facility and the amounts restricted in the "availability block", discussed below, the Company had $9.0 million available for additional borrowing under the DIP Facility at December 31, 2003 and $23.0 million available for additional borrowing under the Senior Credit Facility at December 31, 2002. The Senior Credit Facility was terminated in connection with our bankruptcy case and, as permitted by the Court, outstanding obligations under that facility were satisfied.

         The DIP Facility has been structured to provide the Company with up to $225.0 million in financing during the course of its bankruptcy case. The DIP Facility consists of a term loan of $25.0 million and a revolving loan facility of up to $200.0 million. The borrowing base for the revolving loan facility is determined by the Company's levels of accounts receivable and inventory in a manner substantially similar to the Senior Credit Facility. The DIP Facility also includes a letter of credit sub-facility of up to $5.0 million. The DIP Facility revolving loan lenders consist of Fleet Capital Corporation, "now Bank of America Business Capital", Foothill Capital Corporation, The CIT Group/Business Credit, Inc., GMAC Commercial Finance LLC and GE Capital and the DIP Facility term loan lender is Manchester Securities Corporation. Fleet Capital Corporation, "now Bank of America Business Capital", acts as Agent for the DIP Facility lenders. The DIP Facility is collateralized by a senior lien on our inventories, accounts receivable, property, plant and equipment and substantially all of our other tangible and intangible assets with certain exceptions for prior existing senior liens. Priority in the encumbered plant, property and equipment collateral goes first to the term loan lender and in all other collateral to the revolving loan lenders. Proceeds from permitted sales of the respective types of collateral must be used to pay down the related loan. In the case of revolving loans, amounts repaid may become available for reborrowing. The DIP Facility has a term extending through the earliest to occur of (i) November 20, 2004, (ii) the occurrence of a Default or Event of Default (as defined in the DIP Facility), or (iii) confirmation of a final bankruptcy reorganization plan, unless the facility is terminated earlier as provided by its terms.

         In the absence of default, the Company is required to pay interest on outstanding amounts under the revolving portion of the DIP Facility of either
(1) the prime rate announced from time to time by Fleet Bank, plus 2.25 % or (2) LIBOR, plus 3.75%, at its option. The non-default interest rate applicable to the term portion is 14.5% per annum. Default rates of interest on revolving loans and the term loan under the DIP Facility are increased by 2.0% and 3.0% per annum, respectively, over the non-default rates. To maintain the DIP Facility, the Company is required to pay, from time to time, certain non-refundable fees, including a facility fee, unused line fee, administrative fee and monitoring fee. In addition, a deferred fee will be payable to the revolving lenders upon the earliest to occur of (i) confirmation of a plan of reorganization, (ii) sale of substantially all our assets or (iii) repayment in full of our obligations under the DIP Facility. Optional prepayment of the term loan under the DIP Facility also requires a prepayment fee, the size of which varies depending on the time of payment.

         The DIP Facility contains certain representations and warranties about Weirton and its business, affirmative and negative covenants requiring or restricting Weirton's ability to engage in specified transactions and activities, and Events of Default, many of which have been derived from similar provisions in our former Senior Credit Facility and others that we believe are customary for a facility of this type. As under the prior Senior Credit Facility, amounts available for revolving borrowings depend on Weirton's borrowing base of eligible receivables and inventory and are subject to certain limitations and reserves. Under the DIP Facility, the company is required to maintain minimum initial "availability block" of $10.0 million and at December 31, 2003, the "availability block" had increased to $11.8 million. The DIP Facility requires increases in the "availability block" over time to a $20.0 million level by July 31, 2004. The DIP Facility provides the agent, for the lenders, the authority to establish additional reserves that it deems necessary, including, accelerating the scheduled increases of the "availability block". The required increase in availability may be offset by asset sale proceeds, which increases effective borrowing capacity. The DIP Facility also contains certain performance covenants focused on meeting financial objectives and complying with budgetary limitations, and the failure to observe these covenants could result in one or more Events of Default. Among other things, these covenants require Weirton to attain increasing amounts of cumulative EBITDAR (earnings before interest expense, income taxes, depreciation and Restructuring Expenses, as defined in the DIP Facility) for specified periods during the term of the DIP Facility and minimum monthly EBITDAR during the last five months of the term. In addition, Weirton may not permit Restructuring Expenses to exceed monthly budgeted amounts by more than 10% overall and by more than 15% on a categorical basis. The Company is not permitted to allow consolidated accounts payable at the end of any month to be less than 50% of the projected budgeted amount for that date.

         The DIP Facility Events of Default encompass a wide range of occurrences, including, among other things: failure to pay obligations in a timely manner; breaches of representations, warranties and covenants (subject, in some cases, to cure periods); business disruptions and other factors producing a Material Adverse Effect (as defined in the DIP Facility) on Weirton's business, assets, financial condition or income (other than as contemplated in our budget); material uninsured losses to collateral; changes in control and executive management; defaults on other indebtedness in excess of $0.5 million in the aggregate; and a number of events potentially affecting our bankruptcy case adversely, including our failure to file a plan of reorganization within 270 days of the petition filing date, the filing of reorganization plans unacceptable to any DIP Facility lender, the conversion of our case into a Chapter 7 (liquidation) proceeding, the filing of certain bankruptcy pleadings, the granting of authority to Weirton to incur certain impermissible liens or impermissible debt, the appointment of a bankruptcy trustee with enlarged powers, or the issuance of an order lifting the automatic stay in bankruptcy to allow persons to proceed against any of Weirton's material property.

         In December 2003, the Company's cumulative retention and severance expense and its aggregate Cumulative Restructuring Expense exceeded those allowed under the DIP Facility's performance covenants, resulting in Events of Default. Due to the cumulative nature of these covenants, violations also occurred in January and February, and the Company anticipates that violations will continue on a monthly basis going forward. Additionally, in January and February, the Company also violated the cumulative other post-retirement benefits expense covenant and also anticipates that it will violate this on an ongoing monthly basis. The Company and its DIP Lenders have negotiated waivers of the December, January and February covenant violations, and those waivers are pending the Bankruptcy Court's approval.

         In the absence of executed waivers for all known covenant violations, and the resulting Events of Default, the DIP Lenders can seek remedies available under the DIP Agreement, including accelerating the outstanding obligation. However, pending resolution of the sale of the Company's assets to ISG, the DIP Lenders have not exercised any remedies available to them as a result of the Events of Default.

         In the event the sale of the Company's assets to ISG or another successful bidder, would be delayed or terminated, the Company would continue to seek waivers to successive monthly covenant violations as they arise. The DIP lenders have not made any prospective commitments to waive future covenant violations resulting from the cumulative nature of the existing covenant violations.

         Due to the covenant violations above, the Company is in cross default of it $27.7 million Vendor Financing obligation and $2.8 million 6 1/4% Term Loan and has classified both of these item as current liabilities.

Senior Credit Facility

         The DIP Facility replaced the Senior Credit Facility, of which approximately $154.6 million was outstanding on the petition filing date. Subsequently, the DIP term loan facility of $25.0 million was drawn down to repay a portion of the outstanding amounts under the revolving credit portion of the DIP Facility.

         On May 3, 2002, our senior credit facility was amended and restated to allow, among other things, the exchange offers to be made and to provide additional collateral with a broader security base. The lenders under the senior credit facility were given a first priority security interest in the Company's hot strip mill and tin mill assets, in addition to inventory, accounts receivable and the No. 9 tin tandem mill, which served as collateral prior to the amendment.

         The senior credit facility was established on October 26, 2001 by agreement with Fleet Capital Corporation, "now Bank of America Business Capital", as agent for itself and other lenders, Foothill Capital Corporation, as syndication agent, the CIT Group/Business Credit, Inc. and GMAC Business Credit LLC, which serve as co-documentation agents for the facility, and Transamerica Business Capital Corporation. Initial borrowings under the facility were used to refinance the existing Inventory Facility and Receivables Participation Agreements. At December 31, 2002, the Company had borrowed $121.0 million, under the senior credit facility, which is presented net of $5.8 million, of all available cash from lockboxes. At December 31, 2002, the Company also utilized an additional $0.5 million, under the letter of credit sub-facility. After consideration of amounts outstanding under the letter of credit sub-facility, the Company had $23.0 million, available for additional borrowing under the facility as of December 31, 2002.

         The senior credit facility, which was scheduled to mature on March 31, 2004, consisted of up to $200.0 million of available revolving loans, including a $25.0 million letter of credit sub-facility, all secured by a first priority lien in the Company's inventory, accounts receivable and three major items of real property: the Company's tin mill assets, hot strip mill assets, and the No. 9 tandem mill (in each case including related fixtures and equipment).

         Amounts available to the Company under the senior credit facility were based upon the level of qualifying accounts receivable and inventory subject to a minimum availability reserve. Borrowings under the senior credit facility bore interest at variable rates on the basis of either LIBOR or the prime rate announced from time to time by Fleet Capital Corporation, "now Bank of America Business Capital", at the Company's option, plus an applicable margin. At December 31, 2002, the weighted average interest rate for the senior credit facility was 5.56%. In addition to such interest, the Company would have also been required to pays a commitment fee equal to 0.50% per annum on unused portions of the facility.

          Under blocked account arrangements required by the senior credit facility, all available cash from lockboxes was used on a daily basis to pay down amounts outstanding under the facility. The facility required the cash credited to the blocked accounts to be transferred to the agent for the lenders and used by it to pay outstanding obligations. As a result, the Company was not able to use that cash. The Company's cash needs were funded by daily borrowings under the senior credit facility. Thus, applicable cash is shown as a reduction to the senior credit facility.

     The Exchange Offers

         The Company and the City of Weirton, West Virginia, a local governmental entity, completed two exchange offers in June 2002.

         The principal amount of notes and bonds, originally outstanding, tendered and remaining are as follows:


                                                    OUTSTANDING        TENDERED FOR         OUTSTANDING
                                                 PRIOR TO EXCHANGE       EXCHANGE         AFTER EXCHANGE
                                                 -----------------     ------------       --------------
11 3/8% Senior Notes due 2004                         $122,724            $110,066            $ 12,658
10 3/4% Senior Notes due 2005                          121,256             104,920              16,336
8 5/8% Pollution Control Bonds due 11/1/14              56,300              45,580              10,720
                                                      --------            --------            --------
Total                                                 $300,280            $260,566            $ 39,714
                                                      ========            ========            ========



         The Company issued $118.2 million in face amount of 10% Senior Secured Notes due 2008 ("senior secured notes") and 1.9 million shares of Series C Convertible Redeemable Preferred Stock ("Series C Preferred") with a mandatory redemption in 2013 of $48.4 million in exchange for the tendered senior notes due 2004 and 2005 ("senior notes"). The City of Weirton issued $27.3 million in principal amount of Series 2002 Secured Pollution Control Revenue Refunding Bonds ("secured series 2002 bonds") in exchange for the tendered 8 5/8% Pollution Control Bonds ("series 1989 bonds"). These notes and bonds are secured by second priority interests in our hot strip mill, our No. 9 tin tandem mill, and our tin assets.

         Through March 31, 2003, the senior secured notes were to accrue and pay interest at a rate of 0.5%. From April 1, 2003 to March 31, 2005, the senior secured notes were to accrue and pay interest at rates ranging from 0.5% to 10%. That range includes contingent interest, which is based on the Company's "excess cash flow" as defined in the indenture governing the senior secured notes. Beginning April 1, 2005, the senior secured notes will accrue and pay interest at the rate of 10%.

         Through March 31, 2003, the secured series 2002 bonds were to also accrue and pay interest at a rate of 0.5%. From April 1, 2003 to March 31, 2005, the secured series 2002 bonds were to accrue and pay interest at rates ranging from 0.5% to 9%. That range includes contingent interest, which is based on the Company's "excess cash flow" as defined in the indenture governing the secured series 2002 bonds. Beginning April 1, 2005, the secured series 2002 bonds were to accrue and pay interest at the rate of 9%.

     Troubled Debt Restructuring Accounting

         The debt and preferred stock issued in connection with the June 2002 exchange offers, were accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." SFAS No. 15 requires that a comparison be made between the maximum future cash outflows associated with the senior secured notes and Series C Preferred (including principal, stated and contingent interest, and related costs on the senior secured notes and the mandatory redemption of the Series C Preferred), and the recorded assets and liabilities relating to the outstanding senior notes as of the date of the exchange. A similar comparison was made between the cash flows associated with the secured series 2002 bonds and the carrying amount of the series 1989 bonds.

         The details of the comparison of the maximum future cash outflows associated with the new securities issued and the recorded assets and liabilities related to the previously outstanding senior notes and bonds are summarized below:

                                                                                  SENIOR              SERIES 1989
                                                                                   NOTES                 BONDS
                                                                                 ---------            -----------
 Principal value of notes and bonds                                              $ 214,986             $ 45,580
 Accrued interest                                                                   23,972                2,490
 Other assets and liabilities                                                       (2,529)                (238)
                                                                                 ---------             --------

 Total associated net liability                                                    236,429               47,832

                                                                               SENIOR SECURED
                                                                              NOTES & SERIES C      SECURED SERIES
                                                                              PREFERRED STOCK         2002 BONDS
                                                                              ----------------      --------------
 Principal value of notes and bonds                                                118,242               27,348
 Future maximum interest payments                                                   59,589               19,799
 Issuance costs                                                                     10,073                2,669
 Maximum mandatory redemption value                                                 48,372                    -
                                                                                 ---------             --------

 Total maximum cash flow associated with securities issued                         236,276               49,816
                                                                                 ---------             --------

 Excess (shortfall) of the carrying value of assets and liabilities associated with the exchanged instruments compared to the
      total cash flow associated with the new securities issued                  $     153             $ (1,984)
                                                                                 =========             ========

         Because the carrying value of assets and liabilities associated with the senior notes tendered for exchange exceeded the maximum future cash outflows associated with the new instruments issued, the Company recorded a gain of $0.2 million. The recorded liability of the senior secured notes is the total future cash outflow associated with the new notes. Because all future cash payments are included in the recorded value of the senior secured notes, the Company will not record interest expense on the senior secured notes and, when future payments occur, they will be recorded as a reduction of that liability. In the event that the Company does not pay the full amount of contingent interest, the liability will still be reduced by the maximum interest amount and the difference between the maximum interest amount and the actual amount of interest paid will be recorded as a gain. These liabilities have been reclassified as liabilities subject to compromise at December 31, 2003.

         In the exchange of the series 1989 bonds, the maximum future cash outflows associated with the secured series 2002 bonds exceeded the carrying value of the assets and liabilities of the series 1989 bonds tendered for exchange. Accordingly, no gain was recorded and the value of the secured series 2002 bonds was initially recorded at the carrying value of the assets and liabilities associated with the series 1989 bonds. The Company will record interest expense on the secured series 2002 bonds at a rate of 0.58%, which is imputed by comparing the maximum cash flows associated with the secured series 2002 bonds and their initial carrying value. In the event that the Company does not pay the full amount of contingent interest, the difference between the maximum interest and the actual interest paid will first reduce any accrued and unpaid interest recorded and then reduce the recorded liability for the secured series 2002 bonds. These liabilities have been reclassified as liabilities subject to compromise at December 31, 2003.

     Vendor Financing Programs

         The Company obtained assistance from its key vendors and others through its vendor financing programs to improve its liquidity in 2001 through 2002. Under the vendor financing programs, the Company negotiated arrangements with over 60 vendors, utilities and local entities in the form of purchase credits or other concessions and improvements in terms to achieve one-time cash benefits of approximately $30 million in the aggregate. The vendor financing programs were structured principally as a sale and leaseback transaction of steam and electrical generation assets, direct advances or concessions by certain vendors, and the transfer of a major operating lease to a public entity (eliminating the Company's need to secure its obligations under the lease with a letter of credit). The Company treats the sale and leaseback as a secured financing. The obligations bear an implicit interest rate of 12% through 2007 and 16% from 2008 to 2012. The Company began making quarterly payments on the lease of $1.3 million in the first quarter of 2003. Based on an index of hot band prices, the Company may be required to pre-pay up to $2.0 million of principal in any given year. In connection with Chapter 11 filings in February 2004 of the Company's subsidiary holding the lease, payments on the lease may be discontinued pending resolution of the consolidated bankruptcy case. The Company also has the option to terminate the lease and repurchase the assets in 2007 at the present value of the remaining lease payments.

         The voluntary bankruptcy filing by the Company, as guarantor, and its wholly owned subsidiary, as lessee, constituted Events of Default under the lease agreement. As a result, lessor has various remedies available to it, including accelerating the lease obligation and demanding surrender of the steam and electrical generating assets for sale to a third party. To date, the lessor has not exercised these options, but it is pursuing a challenge to its standing in the consolidated bankruptcy case. Due to the DIP covenant violations, the Company is in cross default of it $27.7 million Vendor Financing obligation and has classified this item in current liabilities.


     Term Loan Agreement

         As permitted by its senior credit facility, on August 15, 2002 the Company entered into a term loan agreement with Steelworks Community Federal Credit Union under which it borrowed $3.0 million out of a maximum amount available of $3.1 million. The loan is being amortized by equal quarterly principal payments which commenced on September 30, 2002 and a final $1.1 million principal payment due August 14, 2014. The Company's obligations under the agreement are collateralized by its General Office, Research and Development Facility, and railroad rolling stock. Although the agreement imposes no independent financial maintenance covenants on the Company, the loan contains cross default provisions linked to certain of the default thresholds under the Company's DIP facility. Due to the DIP covenant violations, the Company is in cross default of it $2.8 million 6 1/4% Term Loan and has classified this item in current liabilities

     Other

         At December 31, 2003 the Company had $55.5 million in principal payments due in 2004 in respect of its debt obligations. The vendor financing programs are included in the above amounts. In addition to the payments above the Company has contingent interest payments which are based on the Company's "excess cash flow" as defined in the indentures governing the senior secured notes and the secured series 2002 bonds. The contingent interest was $13.6 million in 2003 and is expected to be $13.6 million in 2004, with no contingent interest payment thereafter.

     Receivables Participation Agreements

         Prior to the consummation of the senior credit facility, the Company, through its wholly-owned subsidiary, Weirton Receivables Inc. ("WRI"), was party to two receivables facilities with a group of three banks (the "WRI Amended Receivables Facilities"). The WRI Amended Receivables Facilities provided for a total commitment by the banks of up to $80.0 million, including a letter of credit subfacility of up to $25.0 million. The Company sold substantially all of its accounts receivable as they were generated to WRI. Upon the consummation of the senior credit facility, the WRI Amended Receivables Facilities were terminated and accounts receivable totaling $25.0 million were repurchased and refinanced under the senior credit facility.

         For 2001, the Company recognized $1.1 million in discount expense from the sale of the funded participation interest. Discount expense was recorded as a reduction to other income for financial reporting purposes.

     Inventory Facility

         In November 1999, the Company entered into a working capital facility of up to $100.0 million secured by a first priority lien on the Company's inventory (the "Inventory Facility"). Upon the consummation of the senior credit facility, the Inventory Facility was terminated and the amounts outstanding were refinanced through the senior credit facility. Borrowings under the Inventory Facility were based upon the levels and composition of the Company's inventory. The amount available for borrowing was limited by both the Inventory Facility and the Company's senior note indentures, which at that time limited the amount of indebtedness that could be incurred under such working capital facilities. During 2001, the Company incurred interest expense of $2.9 million related to the facility. On October 26, 2001, prior to refinancing the facility, borrowings under the facility were $47.8 million.

         In 2001, the Company incurred a $1.0 million loss on the early extinguishment of debt pertaining to costs incurred in the closing of the Inventory Facility.

     Leases

         The Company uses certain lease arrangements to supplement its financing activities. Rental expense under operating leases was $7.4 million, $8.3 million and $5.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. The minimum future lease payments under non-cancelable operating leases are $6.4 million, $4.0 million, $0.6 million and $0.2 million for the years ending 2004 through 2007, respectively, with minimal payments due in 2008.

NOTE 7

     EMPLOYEE RETIREMENT BENEFITS

     Pensions

         During 2002, the Company applied to the Internal Revenue Service (the "IRS") for waivers regarding its pension plan funding obligations for plan years 2002 and 2003. In April 2003, the IRS granted the Company contingent funding waivers for the 2002 plan year and the first quarterly 2003 plan year contributions. The effect of the waivers would have been to allow Weirton to stretch out its required funding for the plan over a five-year period. The waivers were granted contingent upon the Company providing "adequate security" for its rescheduled obligations within 90 days of issuance. The DIP Facility and Court orders applicable to the Company in connection with its bankruptcy case prevented the Company from providing security. As a result of the Company's inability to satisfy the security requirements, the required aggregate of $47.6 million in pension obligations retroactively became due. As with all pension liabilities, the $47.6 million is classified as liabilities subject to compromise.

         During February 2003, the Company's unionized employees ratified new labor agreements, which, among other things, provided for a freeze of further benefit accruals under the Company's defined benefit pension plan as of April 30, 2003. The Company applied the same freeze to its non-unionized workforce. In accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," the Company recognized a pension curtailment charge of $38.8 million (included in the overall pension and OPEB curtailment cost of $572.2 million). The curtailment charge reflects the full recognition of the unrecognized prior service cost and transition obligation, since all benefit accrual associated with expected future years of service has been eliminated. Because the pension plan freeze constituted a significant event, the Company re-measured its pension plan assets and liabilities as of February 28, 2003. The accounting rules provide that if, at any plan measurement date, the fair value of plan assets is less than the plan's accumulated benefit obligation ("ABO"), the sponsor must establish a liability at least equal to the amount by which the ABO exceeds the fair value of plan assets. The liability must be offset by the recognition of an intangible asset and/or a charge against stockholders' deficit. Even though the freeze operates to moderate the Company's long term funding burden with respect to the plan, because the Company was required to recognize all prior service cost and transition obligation with the pension curtailment, the difference between the ABO and plan assets at February 28, 2003 was taken as a direct charge of $15.3 million to stockholders' deficit.

         On October 21, 2003, the Pension Benefit Guaranty Corporation ("PBGC") filed a complaint to terminate as of that date , the Company's funded defined benefit plan. On November 7, 2003, the Company consented to the termination of its pension plan and the PBGC assumed all assets and liabilities of the Plan as of that date. As a result, the Company's benefit obligations for purposes of FAS 87 accounting have been eliminated. The Company's accrued pension cost, which was $221 million as of December 31, 2002, has been eliminated. However, the PBGC has filed a claim against the Company in Bankruptcy Court for $825.1 million, equal to the PBGC's estimate of the unfunded benefit liability. The Company has recorded pension obligations of $825.1 million as part of liabilities subject to compromise as of December 31, 2003 (see note 2). This claim will be settled in the course of bankruptcy proceedings.

     Benefits Other than Pensions

         Historically the Company provided healthcare and life insurance benefits to substantially all its retirees and their dependents. The healthcare plans contained cost-sharing features including co-payments, deductibles and lifetime maximums. The life insurance benefits provided to retirees are generally based upon annual base pay at retirement, for salaried employees and specific amounts for represented employees. These welfare benefits were generally paid as incurred, without pre-funding.

         On March 15, 2004 the U.S. Bankruptcy Court for the Northern District of West Virginia entered an order authorizing the Company to terminate retiree benefits (of all retirees of the Company as of April 1, 2004) effective as of April 1, 2004. This order is subject to a stipulated order that the Company pay, on or before April 1, 2004, $1.4 million for the benefit of the exempt, salaried, non-union represented retirees of the Company as of April 1, 2004.

         For all exempt, salaried, non-represented active employees, the Company intends to notify these employees of the termination of this benefit plan effective in the second quarter.

         All represented active employees will be subject to the effects bargaining agreement. The Company's intent is to terminate this benefit as part of the effects bargaining agreement.

         As a result of the actions above, the company plans to record a curtailment benefit upon the effective date of these benefit plan terminations.

         The funded status and amounts recognized in the Company's consolidated financial statements related to employee retirement benefits are set forth in the following table (in thousands):

                                                                        PENSION BENEFITS                     OTHER BENEFITS
                                                                        ----------------                     --------------
                                                                 DECEMBER 31,     DECEMBER 31,        DECEMBER 31,      DECEMBER 31,
                                                                     2003            2002                 2003             2002
                                                                 -----------      -----------         -----------       -----------
Change in benefit obligation:
     Benefit obligation at beginning of year                     $ 1,013,368      $   904,479         $   418,201       $   389,076
     Service cost                                                      5,768           13,564               4,282             4,546
     Interest cost                                                    49,997           62,117              25,594            27,008
     Amendments                                                         --                156                --                --
     Curtailment gain                                                (77,107)            --               (42,589)             --
     Actuarial loss                                                   48,323          100,497              17,301            29,183
     Benefits paid                                                   (59,563)         (67,445)            (35,573)          (31,612)
     Settlement (gain) or loss                                      (980,786)            --                  --                --
                                                                 -----------      -----------         -----------       -----------
     Benefit obligation at end of year                           $      --        $ 1,013,368         $   387,216       $   418,201
                                                                 ===========      ===========         ===========       ===========
Change in plan assets:
     Fair value of plan assets at beginning of year              $   528,676      $   633,189         $      --         $      --
     Actual return on plan assets                                     68,251          (38,262)               --                --
     Employer contributions                                            1,138            1,194              35,573            31,612
     Benefits paid                                                   (59,563)         (67,445)            (35,573)          (31,612)
     Settlement payments                                            (538,502)            --                  --                --
                                                                 -----------      -----------         -----------       -----------
     Fair value of plan assets at end of year                    $      --        $   528,676         $      --         $      --
                                                                 ===========      ===========         ===========       ===========
Reconciliation of funded status:
     Accumulated benefit obligation                              $      --        $   936,736         $      --         $      --
     Effect of projected compensation increases                         --             76,632                --                --
                                                                 -----------      -----------         -----------       -----------
     Actuarial present value of projected benefit
          obligation                                                    --          1,013,368             387,216           418,201
     Plan assets at fair value                                          --            528,676                --                --
                                                                 -----------      -----------         -----------       -----------
     Projected benefit obligation greater than plan assets              --            484,692             387,216           418,201
Items not yet recognized:
     Prior service cost                                                 --            (39,127)               --               9,381
     Actuarial losses                                                   --           (223,287)            (43,743)          (71,304)
     Net Transition Obligation                                          --             (1,261)               --                --
                                                                 -----------      -----------         -----------       -----------
Accrued benefit obligation                                       $      --        $   221,017         $   343,473       $   356,278
                                                                 ===========      ===========         ===========       ===========
Amounts recognized in the consolidated balance sheets:
     Accrued benefit liability                                   $      --        $   408,060         $   343,473       $   356,278
     Intangible assets                                                  --            (40,388)               --                --
     Accumulated other comprehensive income                             --           (146,655)               --                --
                                                                 -----------      -----------         -----------       -----------
     Net amount recognized                                       $      --        $   221,017         $   343,473       $   356,278
                                                                 ===========      ===========         ===========       ===========

     Other comprehensive income (loss) attributable
       to change in additional minimum liability recognition         146,655         (146,655)               --                --

WEIGHTED-AVERAGE ASSUMPTIONS USED TO
DETERMINE BENEFIT OBLIGATIONS AT DECEMBER 31
     Discount rate                                                      6.00%            6.50%               6.00%             6.50%
     Rate of compensation increase                                       n/a             4.00%               4.00%             4.00%
     Measurement date                                             10/31/2003       12/31/2002          12/31/2003        12/31/2002
                                                                         for
                                                                  settlement

                                                       PENSION BENEFITS                               OTHER BENEFITS
                                       ----------------------------------------------  ---------------------------------------------
                                       DECEMBER 31,        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                           2003               2002          2001           2003              2002           2001
                                        ----------          --------      ---------      --------          --------       --------
COMPONENTS OF NET PERIODIC BENEFIT COST
  Service cost                          $    5,768          $ 13,564      $  14,962      $  4,282          $  4,546       $  4,501
  Interest cost                             49,997            62,117         55,659        25,594            27,008         23,416
  Expected return on plan assets           (32,995)          (53,948)       (73,598)            0                 0              0
  Amortization of transition amount            210             6,635          7,390             0                 0              0
  Amortization of prior service cost         1,375             8,250          9,109        (6,164)           (9,361)       (10,517)
  Recognized actuarial (gain) or loss        5,400                 0         (3,260)        2,273             1,320              0
                                        ----------          --------      ---------      --------          --------       --------
  Net periodic benefit cost             $   29,755          $ 36,618      $  10,262      $ 25,985          $ 23,513       $ 17,400

  Additional (gain) or loss
    recognized for:
      Curtailment                           38,803 (1)             0         47,931        (3,217)(1)             0         28,433
      Special termination benefits               0                 0         47,406             0                 0          4,046
      Settlement                          (288,437)(1)             0              0             0                 0              0
                                        ----------          --------      ---------      --------          --------       --------
  Total benefit (gain) cost             $ (219,879)         $ 36,618      $ 105,599      $ 22,768          $ 23,513       $ 49,879
                                        ==========          ========      =========      ========          ========       ========


WEIGHTED-AVERAGE ASSUMPTIONS USED TO
DETERMINE NET PERIODIC BENEFIT COST FOR
YEAR-ENDED DECEMBER 31
  Discount rate                              6.50%*             7.00%          7.00%         6.50% **          7.00%          7.00%
  Expected return on assets                  8.25%              9.00%         10.50%           n/a               n/a            n/a
  Rate of compensation increase              4.00%     3% for 2002-03  1% for 3 years        4.00%    3% for 2002-03  1% for 1 year
                                                        4% thereafter   4% thereafter                  4% thereafter  0% for 3 year
                                                                                                                      4% thereafter
  Measurement date                      12/31/2002*        12/31/2001     12/31/2000    12/31/2002 **     12/31/2001     12/31/2001
  Market-related value of assets      market value       market value   market value           n/a               n/a            n/a


     * Pension liabilities were remeasured at February 28, 2003 to reflect a curtailment due to freezing of accrued benefits effective April 30, 2003. A 6.50% discount rate was used.

     ** OPEB liabilities were remeasured at October 31, 2003 to reflect a curtailment of future benefits for employees who had not attained retirement eligibility, as a result of the involuntary termination of the pension plan by the PBGC. A 6.00% discount rate was used.



(1) The pension and OPEB curtailment gain (loss) of $572,150 included in the statement of operations included the following:

Pension freeze curtailment                $  (38,803)
OPEB curtailment                               3,217
FASB 87 settlement                           288,437
PBGC pension plan termination claim         (825,100)
Other                                             99
                                          ----------
                                          $ (572,150)
                                          ==========

The medical cost and administrative expense rates used to project anticipated cash flows and measure the Company's postretirement benefit obligation as of December 31, 2003, 2002 and 2001 are as follows:

                                                     FOR RETIREES WHO HAVE                  FOR RETIREES WHO ARE
                                                     NOT YET REACHED AGE 65                   AGE 65 AND OLDER
                                                     ----------------------                   ----------------
                                                  2003       2002        2001            2003       2002        2001
                                                  ----       ----        ----            ----       ----        ----
Base medical cost trend:
     Rate in first year                          8.00%       9.00%      10.00%          6.50%       7.00%       7.50%
     Ultimate rate                               4.50%       4.50%       4.50%          4.50%       4.50%       4.50%
     Year in which ultimate rate is reached       2008       2008        2008            2008       2008        2008

Major medical cost trend:
     Rate in first year                          10.00%     11.75%      13.75%             -             -           -
     Ultimate rate                               4.50%       4.50%       4.50%             -             -           -
     Year in which ultimate rate is reached       2008       2008        2008              -             -           -

Administrative expense trend                     4.50%       4.50%       4.50%          4.50%       4.50%       4.50%


         A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                                                             ONE PERCENTAGE      ONE PERCENTAGE
                                                                             POINT INCREASE      POINT DECREASE
                                                                             --------------      --------------
         Effect on total of service and interest cost components for 2003       $  1,189           $  (1,268)
         Effect on 2003 accumulated postretirement benefit obligation..         $ 14,637           $ (15,605)

Other

         During the year ended December 31, 2002, the Company was required to record an additional minimum pension liability of $187.1 million. In accordance with SFAS No. 87 "Employers Accounting for Pensions," to offset this additional minimum pension liability, $40.4 million was recorded as a reduction in an intangible asset. Because the additional minimum pension liability exceeded unrecognized prior service costs, the Company was required to record $146.7 million as a component of comprehensive loss and is shown as an increase to shareholders' deficit.

         As a condition of the purchase of the Company's assets from National in 1984, National agreed to retain liability for pension service and the cost of life and health insurance for employees of the Company's predecessor business who retired through May 1, 1983. National also retained the liability for pension service through May 1, 1983 for employees of the predecessor business who subsequently became active employees of the Company. As required, National established and funded its own defined benefit plan ("Plan 056") under which pension benefits were calculated by crediting employees' service time with National (together with subsequent Weirton service for benefit eligibility). Pension benefits payable to Company retirees with National service time are calculated under the Weirton's defined benefit plan and are then reduced by amounts paid or payable according to National's plan.

         By agreement with National, when the Company induced an employee to retire prior to attaining age 62 by offering some form of benefit enhancement, the Company was obligated to reimburse National on a monthly basis for all benefits paid by the National pension plan to the time the pensioner reached 62 years of age. The obligation to reimburse National was recorded at the time the enhanced benefit is granted.

         In March 2002, National filed for protection under federal bankruptcy law. On December 6, 2002 the PBGC filed an action with the U.S. District Court of Northern Illinois seeking to terminate all seven of National's pension plans, including the Plan 056, which covers the Company's employees and on May 31, 2003 the PBGC assumed control of Plan 056. On October 17, 2003 National filed a claim with the Court against Weirton in the amount of $2.8 million for obligations for reimbursement obligations related to induced retirements and at December 31, 2003 Weirton carried a liability subject to compromise equal to that claim. On December 19, 2003, National's Plan of Liquidation became effective and the balance of

$19.0 million which related to potential future reimbursements to National was recognized as "write-off of reimbursement contingency," since no additional payments would be made by National on Weirton's behalf.

NOTE 8

  POSTEMPLOYMENT BENEFITS

         The components comprising the Company's obligations for postemployment benefits are (i) workers' compensation, which is $1.6 million of "Other long term liabilities" and $26.8 million of "Liabilities subject to compromise"; (ii) severance programs which include medical coverage continuation; and (iii) sickness and accident protection, which includes medical and life insurance benefits.

         Actuarial assumptions and demographic data, as applicable, that were used to measure the postemployment benefit obligation as of December 31, 2003 and 2002, were consistent with those used to measure pension and other postretirement benefit obligations for each respective year. As of December 31, 2003 and 2002, the Company had accrued $39.4 million and $35.8 million, respectively, for postemployment benefit obligations. The workers' compensation liability is discounted at a rate of 6.0% and 6.5%, at December 31, 2003 and 2002, respectively. Workers' compensation at December 31, 2003 consisted of $1.6 million of "Other long term liabilities" and $26.8 million of "Liabilities subject to compromise".

NOTE 9

  RESTRUCTURING CHARGES

         The Company's filing of bankruptcy under Chapter 11 of the United States Bankruptcy Code required it to find ways to increase efficiency and decrease its costs, including the employment component of its cost structure. In response, the Non-Represented Salaried Workforce Reduction Program (the "Program") was adopted by Weirton's senior management on October 22, 2003. The Program was designed to permanently reduce the non-represented salaried workforce by at least one hundred 100 to 175 employees. The Court approved the Program and authorized the payment of workforce reduction benefits by Order entered October 22, 2003. For the Program, the Company paid $0.2 million in 2003, related to amounts accrued for workforce reduction benefits. As of December 31, 2003 the Company had approximately $4.4 million recorded as a liability relating to the future payments for the Program. The Company will make payments related to the Program of approximately $2.1 million during 2004, $1.1 million during 2005, $0.3 million during 2006, $0.2 million during 2007, $0.2 million during 2008 and $0.5 million for the years thereafter.

         As part of a five part strategic restructuring plan, the Company began an operating cost savings program in 2001. In conjunction with that program, the Company's management and the ISU negotiated labor agreements that became effective in late October 2001 and the agreement provided for the permanent elimination reductions. These workforce reductions were a key component to the operating cost savings program. The Company recorded a fourth quarter 2001 restructuring charge of $129.0 million. The fourth quarter 2001 restructuring charge, consisted of a $90.0 million increase in our accrued pension cost and a $28.6 million increase in our liability for other postretirement benefits. Also, as part of the fourth quarter 2001 restructuring charge, the Company recorded a $7.7 million liability to reimburse National for induced retirements. The remaining $2.7 million of the fourth quarter 2001 restructuring charge was related to other separation and severance benefits provided to the affected employees.

         In March 2001, prior to the initiation of the Company's strategic restructuring plan, the Company established and implemented the 2001 Workforce Downsizing Program. The program reduced non-represented staff employees by approximately 10%. As a result, the Company recorded a first quarter 2001 restructuring charge of $12.3 million consisting of an increase in accrued pension cost of $5.4 million and an increase in our liability for other postretirement benefits of $3.9 million. The remaining $3.0 million consisted of a $0.6 million liability to reimburse National for induced retirements and $2.4 million of other separation and severance benefits provided to the affected employees. For the 2001 Workforce Downsizing Program, the Company paid $0.1 million and $4.1 million in 2003 and 2002, respectively, related to amounts accrued for salary continuance and other termination benefits for the affected employees as well as legal, actuarial and other services provided in connection with the headcount reduction programs.

NOTE 10

  INCOME TAXES

         Deferred income tax assets and liabilities are recognized reflecting the future tax consequences of net operating loss and tax credit carryforwards and differences between the tax basis and the financial reporting basis of assets and liabilities. The components of the Company's deferred income tax assets and liabilities were as follows:

                                                                                DECEMBER 31,
                                                                         ---------------------------
                                                                           2003               2002
                                                                         ---------         ---------
      Deferred tax assets:
           Net operating loss and tax credit carryforwards               $ 204,364         $ 159,428
           Deductible temporary differences:
              Allowance for doubtful accounts                                1,870             2,175
              Inventories                                                      669             1,214
              Pensions                                                     321,789           143,385
              Workers' compensation                                         12,894            11,474
              Postretirement benefits other than pensions                  135,232           139,797
              Equity investments                                            (5,552)            2,849
              Accrued Interest related to debt exchange                     24,851            30,065
              Value difference in new debt (2002 exchange offers)           32,976            32,976
              Other deductible temporary differences                        21,963            26,218
           Valuation allowance                                            (675,075)         (459,407)
                                                                         ---------         ---------
                                                                            75,981            90,173
      Deferred tax liabilities:
           Accumulated depreciation                                        (75,981)          (90,173)
                                                                         ---------         ---------
      Net deferred tax asset                                             $    --           $    --
                                                                         =========         =========

         As of December 31, 2003, the Company had available, for federal and state income tax purposes, regular net operating loss carryforwards of approximately $487 million expiring in 2007 through 2023; an alternative minimum tax ("AMT") net operating loss carryforward of approximately $386 million expiring in 2020 through 2023; an AMT credit of approximately $9.1 million; general business tax credits of approximately $.9 million expiring in 2004 to 2005; and a Michigan Low-Grade Hematite Pellet credit of $4.1 million expiring beginning in 2006.

         In 2003, 2002 and 2001, as a result of the losses incurred, the Company did not generate any liability for regular federal income tax. In 2003, 2002 and 2001, the Company did not generate any liability for AMT.

         The Company has provided a 100% valuation allowance for its deferred tax assets as of December 31, 2003 and 2002. During 2002, in connection with the recognition of the additional minimum pension liability discussed in Note 7, the Company increased the valuation allowance for deferred tax assets by $57.2 million through comprehensive loss, while also recording an increase in the valuation allowance of $42.1 million through a charge to the consolidated statement of operations for all other components of the deferred tax assets. During 2003, the connection with reversal of the minimum pension liability in note 7, the Company decreased the valuation allowance for deferred tax assets by $57.2 million through comprehensive loss, while also recording an increase in the valuation allowance of $272.9 million through a charge to the consolidated statement of operations for all other components of the deferred tax assets. The Company will continue to provide a 100% valuation allowance for the deferred income tax assets until it returns to an appropriate level of taxable income.

         The ultimate realization of the net deferred tax assets depends on the Company's ability to generate sufficient taxable income in the future. If the Company were to be reorganized and were able to generate sufficient taxable income in the future, the Company will reduce the valuation allowance through a reduction of income tax expense.

         The elements of the Company's deferred income taxes associated with its results for the years ended December 31, 2003, 2002 and 2001, respectively, are as follows:

                                                             2003               2002                2001
                                                             ----               ----                ----
         Current income tax provision (benefit):
                  Federal                                 $  (  -  )         $  (3,475)          $    -
         Deferred income tax provision (benefit)           (272,868)           (42,136)           (144,471)
         Valuation allowance                                272,868             42,136             298,236
                                                          ---------          ---------           ---------
               Total income tax provision (benefit)          (  -  )            (3,475)          $ 153,765
                                                          =========          =========           =========

         In June 2002, the Company received an income tax refund of $3.5 million in accordance with the Job Creation and Worker Assistance Act of 2002 signed by President Bush on March 9, 2002. This new act provided for an expansion of the carryback of net operating losses ("NOLs") from two years to five years for NOLs arising in 2001 and 2002. The Company was able to carryback its AMT NOL recorded in 2001 to the 1997 through 1999 tax years when it paid an AMT. This carryback allowed the Company to recover the entire amount of alternative minimum taxes paid during those prior taxable years.

         The total income tax provision (benefit) recognized by the Company for the years ended December 31, 2003, 2002 and 2001, reconciled to that computed under the federal statutory corporate rate follows:

                                                            2003             2002              2001
                                                            ----             ----              ----
           Tax provision (benefit) at federal
           statutory rate                                 $(245,013)        $(41,091)        $(132,841)
           State income taxes, net of federal               (28,002)          (4,696)          (15,182)
           Other                                                147              176             3,524
           Change in valuation allowance                    272,868           42,136           298,264
                                                         ----------         --------         ---------
           Income tax provision (benefit)                $       -          $ (3,475)        $ 153,765
                                                         ==========         ========         =========



NOTE 11

     PREFERRED STOCK

         In accordance with SFAS No. 150, both the Preferred Series C and Preferred Series D stocks have been reclassified from redeemable preferred stock to liabilities subject to compromise during the third quarter of 2003.

     Series D

         On May 16, 2003, the Company issued and contributed 380,000 shares of Series D Preferred Stock, par value $0.10 per share, to its 1989 ESOP as required under amendments to collective bargaining agreements reached with unions earlier in the year. The Series D Preferred, is redeemable at the Company's option at $20 per share prior to February 28, 2005 and at $40 per share thereafter. The Series D Preferred Stock is mandatorily redeemable on March 1, 2015, at $40 per share or $15.2 million. The Preferred Series D has a liquidation value of $100 per share and, by its terms, can not be redeemed prior to the Senior Secured Debt. No cash proceeds were received in the transaction.

     Series C

         During 2002 the Company issued shares of Series C Preferred to the holders of senior notes who tendered their outstanding notes in the exchange offers. The Series C Preferred is subject to mandatory redemption on April 1, 2013 at a redemption price of $25 per share in cash. Prior to April 1, 2013, the Company has the option of redeeming the Series C Preferred, in whole or in part in cash, at the end of each 12-month period beginning April 1 of each year based on the following redemption schedule:

                       12-MONTH PERIOD                 REDEMPTION PRICE
                      BEGINNING APRIL 1                   PER SHARE
                      -----------------                ----------------
                             2003                           $12.50
                             2004                            15.00
                             2005                            17.50
                             2006                            20.00
                             2007                            22.50
                     2008 and thereafter                     25.00

         In addition, if the Company's capital structure is amended to permit the issuance of additional shares of common stock, the Company will have the option to redeem all of the outstanding shares of Series C Preferred at any time prior to April 1, 2013 by delivering to the holders of Series C Preferred shares of common stock having a value equal to the then current aggregate redemption price for all outstanding shares of Series C Preferred.

         The Series C Preferred is not convertible at the option of the holders of the stock. However, the Company has the option of causing the conversion of the Series C Preferred into shares of its common stock prior to April 1, 2006 in connection with a significant transaction. A significant transaction is any transaction in which either an entity acquires more than 50% of the voting power of the Company's capital stock or the Company enters into a merger or other business combination in which it is not the surviving entity.

         The Series C Preferred is non-voting stock and it is not entitled to receive dividends.

    Series A

         In June 1989, the Company sold 1.8 million shares of the Series A Preferred to the 1989 ESOP, which has since allocated those shares to participants. Each share of Series A Preferred is convertible at any time into one share of common stock, subject to adjustment, is entitled to 10 times the number of votes allotted to the common stock into which it is convertible, and has a preference on liquidation over common stock of $5 per share. The Series A Preferred has no preference over common stock as to dividends. The Series A Preferred is not intended to be readily tradable on an established market. As such, participants to whom shares of Series A Preferred are distributed from the 1989 ESOP following termination of service are given a right, exercisable for limited periods prescribed by law, to cause the Company to repurchase the shares at fair value. The Company also has a right of first refusal upon proposed transfers of distributed shares of Series A Preferred. In 1994, the 1989 ESOP was amended to provide for recontribution to the plan by the Company for shares of Series A Preferred reacquired for allocation among active employee participants on a per capita basis. If not repurchased by the Company or reacquired for allocation by the 1989 ESOP, shares of Series A Preferred automatically convert into common stock upon transfer to a non-qualified (non-employee) holder.

NOTE 12

  STOCK PLANS

         The Company has two stock option plans (the "1987 Stock Option Plan" and the "1998 Stock Option Plan"), an employee stock purchase plan (the "2000 Employee Stock Purchase Plan") and deferred and stock compensation plans for nonemployee members of the board of directors (the "Directors' Deferred Compensation Plan" and the "Directors' Stock Compensation Policy").

    1987 and 1998 Stock Option Plans

         The Company may grant options for up to 750,000 shares under the 1987 Stock Option Plan, as amended. Under the plan, the option exercise price equals the stock's market price on the date of grant. Generally, the options granted under the 1987 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire approximately 10 years from the date of grant. No options were granted in 2003, 2002 or 2001 under the 1987 Stock Option Plan

         During 2000, the 1998 Stock Option Plan was amended to increase the number of options the Company may grant from 3,250,000 shares to 6,500,000 shares. The option price and vesting requirements are determined by a Stock Option Committee appointed by the board of directors. No options were granted in 2003 or 2002 under the 1998 Stock Option Plan. The options granted during 2001 under the 1998 Stock Option Plan vest in one-third increments beginning on the date of grant, with the remaining two-thirds becoming exercisable after the first and second years. The options expire 10 years from the date of grant. The options granted during 2000 under the 1998 Stock Option Plan vest on May 23, 2010 and expire the following day. The options granted during 2000 are subject to accelerated vesting based on the continued employment of the recipients and the attainment of certain market prices for the Company's common stock. The stock prices necessary for accelerated vesting range from $6.12 to $12.41 and must be maintained for 20 consecutive trading days for accelerated vesting to occur. Options that vest pursuant to the accelerated vesting provisions expire on May 24, 2010. All the options granted during 1999 and 1998 under the 1998 Stock Option Plan had vested as of December 31, 2000 and expired on June 24, 2002.


       The following is a summary of stock option activity under the 1987 and 1998 Stock Option Plans:

                                               1987 STOCK OPTION PLAN                 1998 STOCK OPTION PLAN
                                               ----------------------                 ----------------------
                                                           WEIGHTED AVERAGE                      WEIGHTED AVERAGE
                                           SHARES           EXERCISE PRICE       SHARES           EXERCISE PRICE
                                           ------          -----------------     ------          ----------------
Balance Dec. 31, 2000                      549,168               4.45           2,973,500               5.48
       Granted                                   -                  -             200,000               1.13
       Exercised                                 -                  -                   -                  -
       Forfeited                          (113,168)              7.45          (1,172,500)              5.36
                                          --------             ------          ----------             -------
Balance Dec. 31, 2001                      436,000               3.68           2,001,000               5.11
       Granted                                   -                  -                   -                  -
       Exercised                                 -                  -                   -                  -
       Forfeited                           (77,499)              4.17            (742,834)              5.09
                                          --------             ------          ----------             -------
Balance Dec. 31, 2002                      358,501             $ 3.56           1,258,166             $ 5.13
       Granted                                   -                  -                   -                  -
       Exercised                                 -                  -                   -                  -
       Forfeited                           (35,001)              2.47            (642,500)              4.25
                                          --------             ------          ----------             -------
Balance Dec. 31, 2003                      323,500             $ 2.40             615,666             $ 6.05
                                          ========                             ==========

       The following table represents additional information with regard to the 1987 and 1998 Stock Option Plans at December 31, 2003:

                                                     OUTSTANDING                                           EXERCISABLE
                                                       WEIGHTED       WEIGHTED AVERAGE                      WEIGHTED
RANGE OF                           NUMBER OF           AVERAGE           REMAINING         NUMBER OF        AVERAGE
EXERCISE PRICES                      SHARES         EXERCISE PRICE    CONTRACTUAL LIFE      SHARES       EXERCISE PRICE
---------------                    ---------        --------------    -----------------    ---------     --------------
1987 Stock Option Plan:
       $1.75-$3.13                   267,500            $ 2.40           4.74 years         267,500         $ 2.40
       $8.69                          56,000              8.69           0.96 years          56,000           8.69
1998 Stock Option Plan:
       $5.56                         350,000            $ 5.56           6.42 years             -              -
       $6.69                         265,666              6.69           6.42 years             -              -


      2000 Employee Stock Purchase Plan

         In May 2000, the Company replaced the 1994 Employee Stock Purchase Plan, which expired in 1999, with the 2000 Employee Stock Purchase Plan. The Company reserved 1.0 million shares of its common stock to be offered over a four and a half year period beginning July 1, 2000 to eligible employees under its 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides for participants to purchase the Company's common stock at 85% of the lesser of the stock's closing price at the beginning or the end of each year. (For 2000, 85% of the lesser of the stock's closing price on July 1, 2000 or December 31, 2000 was used to determine the purchase price.) As of December 31, 2003 and 2002, 199,993 and 199,963 shares, respectively, were issuable in accordance with the 2000 Employee Stock Purchase Plan.

       Board of Directors' Deferred Compensation Plan

         During 1991, the Company adopted a deferred compensation plan (the "Directors' Deferred Compensation Plan") to permit nonemployee members of the board of directors to receive shares of common stock in lieu of cash payments for total compensation or a portion thereof for services provided in their capacity as a member of the board of directors. The Company reserved 445,000 shares for issuance under the Directors' Deferred Compensation Plan. During 2000, the Directors' Deferred Compensation Plan was modified to allow directors to either defer shares issuable to a non-qualified trust maintained by an institutional trustee until such time as the shares are distributed to the directors or to defer share equivalents to a separate account maintained by the Company. The cost of the shares held in the trust are accounted for as a reduction to equity. The liability to compensate the directors is retained until such time as the shares are issued from the trust. The Directors' Deferred Compensation Plan provides for the stock portion of the directors' compensation to be valued at 90% of the lesser of the stock's average trading price at the beginning or the end of each year. As of December 31, 2003 and 2002, a total of 287,749 and 333,268 shares, respectively, with a cost of $0.5 million and $0.6 million, respectively, were held by the trust for future distribution. As of December 31, 2003 and 2002, 78,644 and 92,208 shares, respectively, valued at $0.1 million were issuable and deferred by directors choosing to have shares issued to the Company maintained trust.

         As of December 31, 2002 and 2001, there were insufficient shares authorized for distributions under the Directors' Deferred Compensation Plan. As such, the Company invests cash in money market funds to account for the shares that would have been issued to the trust. At December 31, 2002, the Company had a liability to fund $0.2 million for services rendered during 2002. On May 15, 2003 the Board of Directors' Deferred Compensation Plan was suspended and no liabilities were unfunded at December 31, 2003.

      Board of Directors' Stock Compensation Policy

         Under a stock compensation policy initiated in 1998, the Company's non-employee directors receive a portion of their annual retainers payable in shares of the Company's common stock. The directors may elect to defer all or a portion of the shares under the Directors' Deferred Compensation Plan. As of December 31, 2003 and 2002, no shares were issuable to non-employee directors; all shares otherwise attributable to retainers for 2003 and 2002 were deferred under the Directors' Deferred Compensation Plan.

NOTE 13

  ESOP FINANCING

         The purchase by the 1989 ESOP of the Series A Preferred was financed through the issuance of a $26.1 million promissory note to the Company payable ratably over a 10 year period. The Company's contribution to the 1989 ESOP for the principal and interest components of debt service was immediately returned. As such, the respective interest income and expense on the ESOP notes were entirely offset within the Company's net financing costs. As of December 31, 2003, all shares originally financed had been allocated to participants of the 1989 ESOP, of which 1,347,373 shares (including recontributed shares) remained in the trust under the 1989 ESOP.

NOTE 14

  REPURCHASES OF COMMON STOCK FOR TREASURY

         During April 1998, the Company announced that it had been authorized by the board of directors to repurchase up to 10%, or approximately 4.2 million shares, of its outstanding common stock. In February 2000, the Company announced that it had been authorized by the board of directors to repurchase an additional 12% of its capital stock. Under these stock repurchase programs, the Company paid $16.0 million during 2000 to repurchase approximately 2.6 million shares of its outstanding common stock at prices ranging from $2.38 to $9.00 per share. There were no repurchases of outstanding common stock during 2003 or 2002 pursuant to the stock repurchase program. Repurchased shares of common stock are held in the Company's treasury. The Company's current DIP facility prohibits common stock repurchases by the Company.

NOTE 15

  LOSSES PER SHARE

         For the years ended December 31, 2003, 2002 and 2001, basic and diluted losses per share were the same; however, common stock equivalents totaling 2,895,139, 3,251,234 and 3,878,469, respectively, were excluded from both the basic and diluted losses per share calculations due to their anti-dilutive effect.

NOTE 16

  ENVIRONMENTAL COMPLIANCE, LEGAL PROCEEDINGS AND COMMITMENTS AND CONTINGENCIES

  Environmental Compliance

         The Company, as well as its domestic competitors, is subject to stringent federal, state and local environmental laws and regulations concerning, among other things, waste water discharges, air emissions and waste disposal. The Company spent approximately $0.3 million, $1.4 million and $1.9 million for pollution control capital projects in 2003, 2002 and 2001, respectively.

         The Company continued its environmental remediation and regulatory compliance activities required under its 1996 consent decree with federal and state environmental authorities that had settled certain water discharge, air emissions and waste handling enforcement issues. Under the consent decree, the Company committed to undertake environmental upgrade and modification projects totaling approximately $19.8 million, of which $16.6 million had been spent through December 31, 2003.

         As part of a related corrective action order, the Company also continued its investigative activities and interim corrective measures aimed at determining the nature and extent of hazardous substances which might be located on its property. These activities are being accomplished on an area by area basis and generally are at an early stage. Because the Company does not know the nature and extent of hazardous substances which may be located on its properties, it is not possible at this time to estimate the ultimate cost to comply with the corrective action order.

         At December 31, 2003, the Company had accrued approximately $9.0 million related to the consent decree, the corrective action order, and other environmental liabilities, of that, $0.4 million is classified as "Other long term liabilities" and $8.6 million is classified as "Liabilities subject to compromise".

  Legal Proceedings

         The Company, in the ordinary course of business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that any ultimate liability resulting from these actions will not have a material adverse effect on its financial position or results of operations. On a quarterly and annual basis, management establishes or adjusts financial provisions and reserves for contingencies.

  Commitments and Contingencies

         The Company obtains insurance for automobile, general liability and property damage. However, the Company has elected to retain a portion of expected losses for property damage and general liability claims through the use of deductibles.

Additionally the Company's health care and workers' compensation plans are self insured. Provisions for losses under those programs, other than post-retirement benefits costs, which are actuarially determined, are recorded based on estimates (utilizing claims experience and other data), of the aggregate liability for claims incurred and claims incurred but not reported.

         The Company is an integrated producer and does not own or operate sources of raw material supply. In October 1991, the Company entered into a supply agreement with a subsidiary of Cleveland-Cliffs Inc. to provide the majority of its iron ore pellet requirements beginning in 1992 and extending through 2008. This contract was modified in November of 2003 to purchase 67% of Company's iron ore pellet requirements for 2004 and 2005 years respectively. The pricing for the Company's requirements fluctuates primarily on world pellet market prices.

         In December 2003, the Company has entered into an amendment to the memorandum of understanding with U.S. Steel to provide it with 850,000 net tons of coke in each of 2004 and 2005 years respectively. In addition the Company has also secured through the amendment 1,000,000 tons of iron ore pellets in each of 2004 and 2005 years respectively. The price of coke fluctuates on an annual basis based on the market price for coke. The Company continually evaluates potential new sources for coke and processes for utilizing coke more efficiently in its steel making facilities. The Company obtains its limestone, tin, zinc, scrap metal and other raw materials requirements from multiple sources.

         During the fourth quarter of 2003 the Company negotiated special terms related to its natural gas supply agreement, as a result the Company received $4.0 million in cash and recognized a corresponding reduction in natural gas expense.

NOTE 17

  CLAIMS AND ALLOWANCES

         The Company's policy is to fully reserve for claims that have been or may be incurred on all products that have been shipped. The reserve is calculated based on claims that have been submitted but not settled. The calculation also considers anticipated claims based on historical performance. The reserve for claims and allowances is netted against accounts receivable for financial reporting purposes.

         The following is a rollforward of the Company's claims and allowances activity:

                                                   2003                 2002
                                                   ----                 ----
                Beginning Balance                $  4,521             $  3,195
                      Additions to Reserve         16,620               16,272
                      Settled Claims              (15,292)             (14,946)
                                                 --------             --------
                Ending Balance                   $  5,849             $  4,521
                                                 ========             ========


NOTE 18

  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Redeemable Preferred Stock

         The fair value of the Series A, Series C and Series D Preferred was determined to be zero at December 31,2003, based upon the assumption that no future plan, whether through sale or emergence from bankruptcy would yield any value to the holder of the preferred stock. The Preferred Series A was based upon an independent appraisal performed as of December 31, 2002.

  Long-term Debt Obligations

         In light of the Company's Chapter 11 Bankruptcy filing and the uncertainty surrounding the APA it is not practicable for the Company to estimate the fair value of the Company's long-term debt obligations for the year ended December 31, 2003.

                                                        2003                                2002
                                                        ----                                ----
                                              CARRYING                            CARRYING
                                               AMOUNT          FAIR VALUE          AMOUNT          FAIR VALUE
                                              --------         ----------         --------         ----------
            Redeemable Preferred stock        $ 67,437           $    -           $ 67,895           $ 2,374
            Long term debt obligations         279,329                -            295,006            75,594


     Significant Group Concentrations of Credit Risk

         One customer accounted for 12% of the Company's trade receivables at December 31, 2003. There were no significant concentrations of credit risk as of or for the year ended December 31, 2002. One customer accounted for 15% of net sales in 2001.

NOTE 19

  SUBSIDIARIES AND JOINT VENTURES

         On February 26, 2004, the Company's wholly owned subsidiary, FW Holdings, Inc., which holds a capital lease for the steam and power generation facilities used in the Company's operations, filed a voluntary petition with the Court under Chapter 11. Also on February 26, 2004, another wholly owned subsidiary of the Company, Weirton Venture Holdings Corporation, which holds a 50% interest in WeBco International, LLC, filed a voluntary petition under chapter 11 of the Bankruptcy Code. Both of these cases are being jointly administered with the bankruptcy case of the Company, and both of these subsidiaries also are selling all or substantially all of their assets to ISG Weirton pursuant to the APA.

     F W Holdings

         In 2001 the Company formed its wholly owned subsidiary, FW Holdings, Inc. ("FW Holdings") in connection with a sale and leaseback financing of steam and electrical generation assets. See discussion in Note 6, "Liquidity and Financing Arrangements."

  MetalSite

         During the first quarter of 2001, MetalSite LP ("MetalSite") continued to incur significant losses. Additionally, the difficulties experienced by other Internet and e-commerce companies, as well as questions about MetalSite's capacity to obtain additional financing, raised doubts about the Company's ability to realize its investment in MetalSite. As such, the Company incurred equity losses, including a charge to write its investment in MetalSite to zero, of $5.8 million during the first quarter of 2001. The Company maintains no balance related to MetalSite on its balance sheet. In August 2001 MetalSite sold all of its assets to Management Sciences Associates, Inc.

  GalvPro

         The Company incurred equity losses, including a charge to write its investment in GalvPro LP ("GalvPro") to zero, of $12.2 million during the first quarter of 2001. In August 2001, GalvPro filed a petition in the United States Bankruptcy Court for the Southern District of Indiana seeking protection under Chapter 11 of the United States Bankruptcy Code. In 2002, the assets of GalvPro were sold to Steel Dynamics Inc., subsequently the GalvPro's Chapter 11 case was converted to a Chapter 7 proceeding and was later dismissed. The Company has no direct liability from GalvPro's filing and therefore continues to carry no balance for its investment in GalvPro as of December 31, 2003.

  WVHC and WeBCo

         WeBCo International LLC ("WeBCo") was formed in 1997 with the Balli Group, plc. The primary function of WeBCo is to market and sell the partners' products globally. As of December 31, 2003, Weirton owned 100% of Weirton Ventures Holding Corporation ("WVHC") and WVHC owns 50% of WeBCo, and the carrying amount of the Company's investment in WeBCo was $3.3 million.

  Brightsmith, LLC

         In the first quarter of 2002, W&A Manufacturing LLC ("W&A") changed its name to Brightsmith, LLC ("Brightsmith"). W&A was formed in 1998 with ATAS International for the purpose of manufacturing steel roofing products. As of December 31, 2003, the Company owned 50% of Brightsmith, and the carrying amount of the Company's investment in Brightsmith was $0.3 million.

         The Company accounts for its investments in WeBCo and W&A using the equity method of accounting.

     Related Party Transactions

         The Company had no purchases of goods and services from unconsolidated subsidiaries in 2003 and had $8.0 million and $31.1 million in 2002 and 2001, respectively. The Company's sales of steel to unconsolidated subsidiaries totaled $25.7 million, $35.5 million and $9.0 million in 2003, 2002 and 2001, respectively. These transactions arose in the ordinary course of business and were transacted at arms-length. Pursuant to certain service agreements, the Company provides services to subsidiaries. The Company billed for these arrangements at amounts approximating the cost to provide the service. Such amounts were minimal in 2003, and 2002 and $0.5 million in 2001. At December 31, 2003 and 2002, the Company had outstanding trade receivables from unconsolidated subsidiaries of $0.4 million and $1.8 million respectively.

         In each of 2003 and 2002, the Company received distributions of $0.8 million and $1.0 million, respectively, from WeBCo. There were no dividends or partnership distributions received from equity affiliates in 2001.

NOTE 20 (UNAUDITED)

                                   QUARTERLY PERIODS IN 2003                          QUARTERLY PERIODS IN 2002
(DOLLARS IN MILLIONS,         --------------------------------------           ---------------------------------------
except per share data)        4th         3rd        2nd         1st           4th         3rd         2nd         1st
----------------------        ---         ---        ---         ---           ---         ---         ---         ---
Net sales                      $284        $271       $243        $260          $275        $274        $251        $236
Gross profit                     (6)        (10)       (15)        (12)            2          12         (10)        (14)
Operating income (loss)        (561)(1)     (30)       (36)        (71)          (22)        (11)        (33)        (36)
Net income (loss)              (544)(1)     (37)       (44)        (75)          (24)        (13)        (39)        (45)
Basic loss per share        ($12.93)     ($0.88)    ($1.05)     ($1.78)       ($0.59)     ($0.30)     ($0.85)     ($1.06)
Diluted loss per share      ($12.93)     ($0.88)    ($1.05)     ($1.78)       ($0.59)     ($0.30)     ($0.85)     ($1.06)



(1) After eliminating the FAS No. 87 accruals and recording the $825 million PBGC claim for Pension, this amount includes a net charge of $537 million.